                                                                     EXHIBIT 4.2

                                  $180,000,000

                            OMNIBUS CREDIT AGREEMENT

                          DATED AS OF FEBRUARY 10, 2003

                                      AMONG

                             J. RAY MCDERMOTT, S.A.

                         J. RAY MCDERMOTT HOLDINGS, INC.

                             J. RAY MCDERMOTT, INC.

                             BWX TECHNOLOGIES, INC.

                                  AS BORROWERS

                          MCDERMOTT INTERNATIONAL, INC.

                               AS PARENT GUARANTOR

                                       AND

           THE INITIAL LENDERS AND INITIAL ISSUING BANKS NAMED HEREIN

                  AS INITIAL LENDERS AND INITIAL ISSUING BANKS

                                       AND

                               CITICORP USA, INC.

                  AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT

                                       AND

                            SALOMON SMITH BARNEY INC.

                        AS LEAD ARRANGER AND BOOK RUNNER

                                       AND

                             THE BANK OF NOVA SCOTIA

                             AS DOCUMENTATION AGENT

                                       AND

                         CREDIT LYONNAIS NEW YORK BRANCH

                              AS SYNDICATION AGENT

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                                TABLE OF CONTENTS

SECTION                                                                     PAGE

                   ARTICLE I DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms........................................    2
SECTION 1.02. Computation of Time Periods; Other Definitional Provisions...   25
SECTION 1.03. Accounting Terms.............................................   25

     ARTICLE II AMOUNTS AND TERMS OF THE ADVANCES AND THE LETTERS OF CREDIT

SECTION 2.01. The Advances and the Letters of Credit.......................   26
SECTION 2.02. Making the Advances..........................................   27
SECTION 2.03. Issuance of and Drawings and Reimbursement Under Letters of
              Credit.......................................................   28
SECTION 2.04. Repayment of Advances........................................   30
SECTION 2.05. Termination or Reduction of the Commitments..................   31
SECTION 2.06. Prepayments; Cash Collateralization..........................   32
SECTION 2.07. Interest.....................................................   33
SECTION 2.08. Fees.........................................................   33
SECTION 2.09. Conversion of Advances.......................................   34
SECTION 2.10. Increased Costs, Etc.........................................   35
SECTION 2.11. Payments and Computations....................................   36
SECTION 2.12. Taxes........................................................   38
SECTION 2.13. Sharing of Payments, Etc.....................................   41
SECTION 2.14. Use of Proceeds..............................................   41
SECTION 2.15. Defaulting Lenders...........................................   42
SECTION 2.16. Evidence of Debt.............................................   44
SECTION 2.17. Existing Letters of Credit.  ................................   45

      ARTICLE III CONDITIONS OF LENDING AND ISSUANCES OF LETTERS OF CREDIT

SECTION 3.01. Conditions Precedent to Initial Extension of Credit..........   45
SECTION 3.02. Conditions Precedent to Each Borrowing and Issuance and
              Renewal......................................................   48
SECTION 3.03. Determinations Under Section 3.01............................   48

                    ARTICLE IV REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower...............   49

                     ARTICLE V COVENANTS OF THE LOAN PARTIES

SECTION 5.01. Affirmative Covenants........................................   56
SECTION 5.02. Negative Covenants...........................................   62
SECTION 5.03. Reporting Requirements.......................................   73
SECTION 5.04. Financial Covenants..........................................   78
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                                       ii

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                          ARTICLE VI EVENTS OF DEFAULT

SECTION 6.01. Events of Default............................................   79
SECTION 6.02. Actions in Respect of the Letters of Credit upon Default.....   83

                             ARTICLE VII THE AGENTS

SECTION 7.01. Authorization and Action.....................................   83
SECTION 7.02. Agents' Reliance, Etc........................................   83
SECTION 7.03. CUSA and Affiliates..........................................   84
SECTION 7.04. Lender Party Credit Decision.................................   84
SECTION 7.05. Indemnification..............................................   84
SECTION 7.06. Successor Agents.............................................   86

                          ARTICLE VIII PARENT GUARANTY

SECTION 8.01. Guaranty.....................................................   86
SECTION 8.02. Guaranty Absolute............................................   87
SECTION 8.03. Waiver.......................................................   88
SECTION 8.04. Payments Free and Clear of Taxes, Etc........................   89
SECTION 8.05. Continuing Guaranty; Assignments.............................   90
SECTION 8.06. Subrogation..................................................   90
SECTION 8.07. Subordination................................................   91

                            ARTICLE IX MISCELLANEOUS

SECTION 9.01. Amendments, Etc..............................................   92
SECTION 9.02. Notices, Etc.................................................   93
SECTION 9.03. No Waiver; Remedies..........................................   93
SECTION 9.04. Costs and Expenses...........................................   93
SECTION 9.05. Right of Set-off.............................................   95
SECTION 9.06. Binding Effect...............................................   95
SECTION 9.07. Assignments and Participations...............................   95
SECTION 9.08. Execution in Counterparts....................................   99
SECTION 9.09. No Liability of the Issuing Banks............................   99
SECTION 9.10. Confidentiality..............................................  100
SECTION 9.11. Release of Collateral........................................  101
SECTION 9.12. Nature of Obligations........................................  101
SECTION 9.13. Jurisdiction, Etc............................................  102
SECTION 9.14. Governing Law................................................  102
SECTION 9.15. Waiver of Jury Trial.........................................  102
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
                                      iii


SCHEDULES

Schedule I       - Commitments and Applicable Lending Offices
Schedule II      - Excluded Assets
Schedule III     - Middle Eastern Subsidiaries
Schedule IV      - Bilateral Obligations
Schedule V       - Remaining L/Cs
Schedule 4.01(b) - Subsidiaries
Schedule 4.01(f) - Litigation Disclosure
Schedule 4.01(g) - Financial Disclosure
Schedule 4.01(n) - Plans, Multiemployer Plans and Welfare Plans
Schedule 4.01(o) - Environmental Disclosure
Schedule 4.01(p) - Open Years
Schedule 4.01(q) - Surviving Debt
Schedule 4.01(r) - Liens
Schedule 4.01(s) - Owned Real Property
Schedule 4.01(t) - Leased Real Property
Schedule 4.01(u) - Investments
Schedule 4.01(v) - Intellectual Property
Schedule 4.01(w) - Material Contracts
Schedule 4.01(x) - Vessels

EXHIBITS

Exhibit A   - Form of Note
Exhibit B   - Form of Notice of Borrowing
Exhibit C   - Form of Assignment and Acceptance
Exhibit D   - Form of Security Agreement
Exhibit E   - Form of Subsidiary Guaranty
Exhibit F   - Form of Solvency Certificate
Exhibit G-1 - Form of Opinion of Outside Counsel to MII
Exhibit G-2 - Form of Opinion of General Counsel of MII
Exhibit H   - Form of Opinion of Panamanian Counsel to MII
Exhibit I   - Four-Week Forecast
Exhibit J   - Backlog Report

                                CREDIT AGREEMENT

     CREDIT AGREEMENT dated as of February 10, 2003 among McDERMOTT INTERNATIONAL, INC., a Panamanian corporation ("MII"), as parent guarantor (the "PARENT GUARANTOR"), J. RAY McDERMOTT, S.A., a Panamanian corporation ("JRMSA"),
J. RAY McDERMOTT HOLDINGS, INC. ("JRMHI"), a Delaware corporation, J. RAY McDERMOTT, INC., a Delaware corporation ("JRMI"), and BWX TECHNOLOGIES, INC., a Delaware corporation ("BWXT", and together with JRMSA, JRMHI and JRMI, the "BORROWERS" and each, a "BORROWER"), the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders (the "INITIAL LENDERS"), the banks listed on the signature pages hereof as the Initial Issuing Banks (the "INITIAL ISSUING BANKS" and, together with the Initial Lenders, the "INITIAL LENDER PARTIES"), CITICORP USA, INC. ("CUSA"), as collateral agent (together with any successor collateral agent appointed pursuant to Article VII, the "COLLATERAL AGENT"), CUSA, as administrative agent (together with any successor administrative agent appointed pursuant to Article VII, the "ADMINISTRATIVE AGENT" and, together with the Collateral Agent, the "AGENTS") for the Lender Parties (as hereinafter defined), SALOMON SMITH BARNEY INC. ("SSB"), as lead arranger and book runner, THE BANK OF NOVA SCOTIA, as documentation agent, and CREDIT LYONNAIS NEW YORK BRANCH, as syndication agent.

PRELIMINARY STATEMENTS:

     (1) Each of JRMSA, JRMHI and JRMI is a borrower under that certain Amended and Restated Credit Agreement dated as of April 24, 2000 (as amended, restated, supplemented or otherwise modified, the "J. RAY CREDIT AGREEMENT") with the Lenders party thereto, Citibank, N.A. ("CITIBANK"), as administrative agent, SSB, as arranger and book manager, Credit Lyonnais New York Branch, as syndication agent and The Bank of Nova Scotia, as documentation agent.

     (2) Each of MII and BWXT is a borrower under that certain Amended and Restated Credit Agreement dated as of April 24, 2000 (as amended, restated, supplemented or otherwise modified, the "MCDERMOTT CREDIT AGREEMENT"; and together with the J. Ray Credit Agreement, the "EXISTING CREDIT FACILITIES") with the Lenders party thereto, Citibank, as administrative agent, SSB, as arranger and book manager, Credit Lyonnais New York Branch, as syndication agent, The Bank of Nova Scotia, as documentation agent and Wells Fargo Bank (Texas), National Association, as co-underwriter.

     (3) The Borrowers have requested that the Lender Parties lend to the Borrowers and issue Letters of Credit for the account of the Borrowers to (a) refinance in full outstanding indebtedness under the Existing Credit Facilities (it being understood that to the extent that letters of credit issued for the account of MII (or any of its subsidiaries) under the McDermott Credit Agreement are not re-issued for the account of one or more Borrowers under this Agreement, such letters of credit shall be fully cash-collateralized) and (b) provide for the working capital needs and general corporate purposes of the Borrowers and their Subsidiaries, affiliates and joint ventures. The Lender Parties have indicated their willingness to agree to lend such amounts and to issue such Letters of Credit on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

     SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "ADDITIONAL AMOUNT" has the meaning specified in Section 2.12(a).

          "ADMINISTRATIVE AGENT" has the meaning specified in the recital of parties to this Agreement.

          "ADMINISTRATIVE AGENT'S ACCOUNT" means the account of the Administrative Agent maintained by the Administrative Agent with Citibank at its office in New York, New York, at such address as the Administrative Agent shall specify in writing to the Lender Parties.

          "ADVANCE" means a Working Capital Advance or a Letter of Credit
     Advance.

          "AFFILIATE" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person; provided, that, when used in reference to any of the Loan Parties or any of the Subsidiaries of any of the Loan Parties, the term "Affiliate" shall exclude B&W and each of its Subsidiaries. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 30% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

          "AGENTS" has the meaning specified in the recital of parties to this Agreement.

          "AGREEMENT VALUE" means, for each Hedge Agreement, on any date of determination, an amount equal to: (a) in the case of a Hedge Agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the "MASTER AGREEMENT"), the amount, if any, that would be payable by any Borrower or any of its Subsidiaries to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination and (ii) such Borrower or Subsidiary was the sole "Affected Party"; or (b) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to any Borrower or Subsidiary of a Borrower party to such Hedge Agreement based on the settlement price of such Hedge Agreement on such date of determination, or (c) in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to any Borrower or Subsidiary of a Borrower party to such Hedge Agreement as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Borrower or Subsidiary exceeds (ii) the present value of the future cash flows to be received by such Borrower or Subsidiary pursuant to such Hedge Agreement; capitalized terms used and not otherwise defined in this definition shall have the respective meanings set forth in the above described Master Agreement.

          "APPLICABLE BORROWER(S)" means the Borrower or Borrowers, as applicable, under any Applicable Working Capital Sublimit.

          "APPLICABLE L/C SUBLIMIT" means (a) in the case of the JRM Borrowers, collectively, $100,000,000, as such amount may be reduced from time to time pursuant to Section 5.02(a)(x), and (b) in the case of BWXT, $60,000,000.

          "APPLICABLE LENDING OFFICE" means, with respect to each Lender Party, such Lender Party's Domestic Lending Office in the case of a Base Rate Advance and such Lender Party's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

          "APPLICABLE MARGIN" means, (i) in the case of Base Rate Advances, (A) 4.0% per annum, in the case of the JRM Borrowers and (B) 3.0% per annum, in the case of BWXT and (ii) in the case of Eurodollar Rate Advances, (A) 5.0% per annum, in the case of the JRM Borrowers and (B) 4.0% per annum, in the case of BWXT.

          "APPLICABLE SUBLIMIT" means (a) as to the JRM Borrowers, the sum of the Applicable Working Capital Sublimit and the Applicable L/C Sublimit of the JRM Borrowers and (b) in the case of BWXT, the sum of the Applicable Working Capital Sublimit and the Applicable L/C Sublimit of BWXT.

          "APPLICABLE WORKING CAPITAL SUBLIMIT" means (a) in the case of the JRM Borrowers, collectively, $10,000,000 and (b) in the case of BWXT, $50,000,000.

          "ASBESTOS PI TRUST" has the meaning set forth in the Settlement Agreement.

          "ASBESTOS SETTLEMENT NOTE" means the note to be issued by MII (or by MI and guaranteed solely by MII) in favor of the Asbestos PI Trust on the terms described in the Settlement Agreement.

          "ASSET TRANSFER CASE" means the adversary action captioned Asbestos Claimants' Committee and Eric D. Green, Esq., Legal Representative for Future Asbestos Claimants on behalf of the Bankruptcy Estate of the Babcock & Wilcox Company v. Babcock & Wilcox Investment Company, et al., Adversary Proceeding No. 01-1155, filed in the United States Bankruptcy Court for the Eastern District of Louisiana, and the related appeal currently pending before the United States District Court for the Eastern District of Louisiana.

          "ASSIGNMENT AND ACCEPTANCE" means an assignment and acceptance entered into by a Lender Party and an Eligible Assignee, and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit C hereto.

          "AVAILABLE AMOUNT" of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

          "AVAILABLE L/C SUBLIMIT" means (a) in the case of the JRM Borrowers, collectively, the Applicable L/C Sublimit of the JRM Borrowers minus the sum of the aggregate Available Amount of all Letters of Credit issued for the account of the JRM Borrowers and outstanding at such time plus the aggregate principal amount of all outstanding Letter of Credit Advances made for the account of the JRM Borrowers and (b) in the case of BWXT, the Applicable L/C Sublimit of BWXT minus the sum of the aggregate Available Amount of all outstanding Letters of Credit issued for the account of BWXT and outstanding at such time plus the aggregate principal amount of all outstanding Letter of Credit Advances made for the account of BWXT.

          "BASE RATE" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

               (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate; and

               (b) 1/2 of 1% per annum above the Federal Funds Rate.

          "BASE RATE ADVANCE" means an Advance that bears interest as provided in Section 2.07(a)(i).

          "BILATERAL OBLIGATIONS" means (a) the Obligations of the Loan Parties and their respective Subsidiaries under foreign exchange spot contracts entered into with Lender Parties or their Affiliates and (b) the Obligations of the Loan Parties and their respective Subsidiaries under the letters of credit and other arrangements referred to on Schedule IV hereto.

          "BORROWER" has the meaning specified in the recital of parties to this Agreement.

          "BORROWER'S ACCOUNT" means, as to each Borrower, the account of such Borrower maintained by such Borrower with Citibank at its office at 399 Park Avenue, New York, New York 10043, having such account number as such Borrower shall have notified the Administrative Agent in writing, or such other account as the Borrower shall specify in writing to the Administrative Agent.

          "BORROWING" means a borrowing consisting of simultaneous Working Capital Advances of the same Type made by the Lenders.

          "BUSINESS DAY" means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

          "B&W" means The Babcock & Wilcox Company, a Delaware corporation.

          "BWICO" means Babcock & Wilcox Investment Company, a Delaware corporation.

          "BWXT" has the meaning specified in the recital of parties to this Agreement.

          "CAPITAL EXPENDITURES" means, for any Person for any period, the sum of, without duplication, all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person or have a useful life of more than one year; PROVIDED, HOWEVER, that the amount of Capital Expenditures for such period attributable to Capitalized Leases shall be limited to the amount actually paid on such Capitalized Leases during such period. For purposes of this definition, the purchase price of property or equipment that is purchased simultaneously with the trade-in of existing property or equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

          CAPITALIZED LEASES" means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

          "CASH EQUIVALENTS" means (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or any agency thereof) and repurchase agreements in respect of any such obligations in each case maturing within 360 days from the date of acquisition thereof; (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least "Prime-1" (or the then equivalent grade) by Moody's Investors Service, Inc. or "A-1" (or the then equivalent grade) by Standard & Poor's, a division of The McGraw-Hill Companies, Inc.; (c) investments in (i) certificates of deposit, bankers' acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of (A) any commercial bank organized under the laws of the United States of America or any State thereof and comparable in credit quality to the investments permitted under the preceding clause (b), or (B) any Lender, provided that beginning 45 days after the Effective Date (and except in the cash of the Mizuho Cash Collateral Account), such certificates of deposit, bankers' acceptances, time deposits and money market accounts shall only be with commercial banks which have a combined capital and surplus and undivided profits of not less than $250,000,000 or (ii) Eurocurrency time deposits maturing within 180 days from the date of acquisition thereof with any branch or office of (A) any commercial bank organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development, and comparable in credit quality to the investments permitted under the preceding clause (b), or (B) any Lender; (d) in the case of any Loan Party, any Subsidiary or branch of any Loan Party located in a jurisdiction outside the United States of America, or to the extent reasonably required in the judgment of the Borrowers in connection with any business conducted in any such jurisdiction, investments comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in such jurisdiction; (e) other investment instruments approved in writing by the Required Lenders and offered by financial institutions which have a combined capital and surplus and undivided profits of not less than $250,000,000; and (f) investments in money market or similar funds the assets of which consist only of the types referred to any of the preceding clauses (a) through (e) or otherwise rated AAA by any of Standard & Poor's, a division of The McGraw-Hill Companies, Inc., Moody's Investors Service, Inc. or Fitch Ratings.

          "CASH TAXES" means net income taxes paid to any taxation authority by MII and its Subsidiaries less those amounts reimbursed to MI by B&W or any of its Subsidiaries for taxes of B&W or any its Subsidiaries paid under the Tax Allocation Agreement dated as of January 1, 2000 or the tax separation agreement contemplated by the Settlement Agreement.

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

          "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

          "CHANGE OF CONTROL" means the occurrence of any of the following: (a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests of MII (or other securities convertible into such Voting Interests) representing 30% or more of the combined voting power of all Voting Interests of MII; or (b) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors of the Borrower ("CONTINUING DIRECTORS" shall mean the directors of MII on the Effective Date and each other director, if, in each case, such other director's nomination for election or appointment to the board of directors of MII is recommended or approved by at least a majority of the then Continuing Directors); or (c) any Person or two or more Persons acting in concert shall have acquired by contract (to which MII is a party), or shall have entered into a contract or arrangement (in each case, to which MII is a party) that, upon consummation, will result in its or their acquisition of control over Voting Interests of MII (or other securities convertible into such Voting Interests) representing 30% or more of the combined voting power of all Voting Interests of MII; or (d) MII shall cease to own, directly or indirectly, 100% of the Equity Interests in each other Borrower.

          "CITIBANK" has the meaning specified in the Preliminary Statements.

          "COLLATERAL" means all "Collateral" referred to in the Collateral Documents and all other property that is or, as specifically contemplated by this Agreement or any Collateral Document, is intended to be subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

          "COLLATERAL ACCOUNT" has the meaning specified in the Security Agreement.

          "COLLATERAL AGENT" has the meaning specified in the recital of parties to this Agreement.

          "COLLATERAL DOCUMENTS" means the Security Agreement, the Mortgages, the Ship Mortgages and any other agreement entered into pursuant to this Agreement that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

          "COLLATERAL GRANTOR" means any Subsidiary of MII (other than MI and its Subsidiaries) that is or becomes party to any Collateral Document.

          "COMMITMENT" means a Working Capital Commitment or a Letter of Credit Commitment.

          "CONFIDENTIAL INFORMATION" means information furnished by or on behalf of any Loan Party to any Agent or any Lender Party in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public (other than as a result of a disclosure by any Agent or Lender Party or any officer, director, employee, consultant, Affiliate, agent or other representative of any Agent or Lender Party) or that is or becomes available to such Agent or such Lender Party on a nonconfidential basis from a Person (other than the Loan Parties or any of their respective Subsidiaries, officers, directors, employees, consultants, Affiliates, agents or other representatives) who is not prohibited from disclosing such information to such Agent or Party by a contractual, legal or fiduciary obligation to any of the Loan Parties or any of their respective Subsidiaries, officers, directors, employees, consultants, Affiliates, agents or other representatives.

          "CONSOLIDATED" refers to the consolidation of accounts of MII and its Subsidiaries in accordance with GAAP.

          "CONTINGENT OBLIGATION" means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or having the effect of guaranteeing any Debt, Capitalized Leases, dividends or other payment Obligations (other than performance guaranties that are required by the terms of a contract) ("PRIMARY OBLIGATIONS") of any other Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

          "CONVERSION", "CONVERT" and "CONVERTED" each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section
     2.09 or 2.10.

          "CUSA" has the meaning specified in the recital of parties to this Agreement.

          "DEBT" of any Person means (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (excluding trade accounts payable not overdue by more than 90 days (unless the same are (1) being contested in good faith, (2) subject to a good faith request by such Person for supporting documentation from the applicable trade creditor, (3) subject to an agreement between such Person and the applicable trade creditor pursuant to which such trade creditor has agreed to postpone receipt of payment or
     (4) being considered in any determination of Debt prior to February 28,
     2003), accrued expenses, deferred compensation and expenses under any Plan, Welfare Plan or other employee benefit plan incurred in the ordinary course of business of such Person), (c) all Obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding Obligations of such Person under operating leases,
     (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any return of investment capital in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such capital stock, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Contingent Obligations of such Person and (j) all indebtedness and other payment Obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations.

          "DEBT FOR BORROWED MONEY" of any Person means all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person and its Subsidiaries.

          "DEFAULT" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

          "DEFAULTED ADVANCE" means, with respect to any Lender Party at any time, the portion of any Advance required to be made by such Lender Party to the Borrower pursuant to Section 2.01 or 2.02 at or prior to such time that has not been made by such Lender Party or by the Administrative Agent for the account of such Lender Party pursuant to Section 2.02(d) as of such time. In the event that a portion of a Defaulted Advance shall be deemed made pursuant to Section 2.15(a), the remaining portion of such Defaulted Advance shall be considered a Defaulted Advance originally required to be made pursuant to Section 2.01 on the same date as the Defaulted Advance so deemed made in part.

          "DEFAULTED AMOUNT" means, with respect to any Lender Party at any time, any amount required to be paid by such Lender Party to any Agent or any other Lender Party hereunder or under any other Loan Document at or prior to such time that has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender Party to
     (a) any Issuing Bank pursuant to Section 2.03(c) to purchase a portion of a Letter of Credit Advance made by such Issuing Bank, (b) the Administrative Agent pursuant to Section 2.02(d) to reimburse the Administrative Agent for the amount of any Advance made by the Administrative Agent for the account of such Lender Party, (c) any other Lender Party pursuant to Section 2.13 to purchase any participation in Advances owing to such other Lender Party and (d) any Agent or any Issuing Bank pursuant to Section 7.05 to reimburse such Agent or such Issuing Bank for such Lender Party's ratable share of any amount required to be paid by the Lender Parties to such Agent or such Issuing Bank as provided therein. In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.15(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.

          "DEFAULTING LENDER" means, at any time, any Lender Party that, at such time, (a) owes a Defaulted Advance or a Defaulted Amount or (b) shall take any action or be the subject of any action or proceeding of a type described in Section 6.01(f).

          "DOMESTIC LENDING OFFICE" means, with respect to any Lender Party, the office of such Lender Party specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a

     Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify in writing to the Borrower and the Administrative Agent.

          "EBITDA" means, for any Person for any period, GAAP net income (or loss), determined on a Consolidated basis, plus to the extent included in determining net income and without duplication, the sum of (a) non-cash pension plan losses (less non-cash pension plan gains) and expenses (except to the extent such expenses are funded in cash or other property of such Person), (b) any aggregate net gain or any aggregate net loss from the sale, exchange or other disposition of capital assets of such Person, (c) extraordinary items, (d) income attributable to minority interests in such Person, net of cash distributed to the holders of such minority interests,
     (e) interest expense, (f) taxes, (g) depreciation, (h) amortization, (i) other non-cash charges (including impairment loss on long-lived assets),
     (j) fees and expenses related to the negotiation and documentation of the Transaction (including, without limitation, fees in connection with the Fee Letter), (k) settlement charges arising out of the Settlement Agreement and
     (l) restructuring charges with respect to operational changes in the Western Hemisphere marine business of JRMSA and its Subsidiaries.

          "EFFECTIVE DATE" means the date of the Initial Extension of Credit.

          "ELIGIBLE ASSIGNEE" means (a) a Lender; (b) an Affiliate of a Lender; and (c) any other Person (other than a natural person) approved by the Administrative Agent, each Issuing Bank and, so long as no Event of Default has occurred and is continuing (other than in the case of any Person that is a competitor of any Borrower), MII (in each case, such approvals not to be unreasonably withheld); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include MII or any of MII's Affiliates or Subsidiaries.

          "ENVIRONMENTAL ACTION" means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

          "ENVIRONMENTAL LAW" means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or published judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

          "ENVIRONMENTAL PERMIT" means, with respect to any Person, any permit, approval, identification number, license or other authorization required to be held by such Person under any Environmental Law applicable to such Person.

          "EQUIPMENT" means all Equipment referred to in Section 1(a) of the Security Agreement.

          "EQUITY INTERESTS" means, with respect to any Person, shares of capital stock of (or other ownership or net profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or net profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or net profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or net profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as emended from time to time, and the regulations promulgated thereunder.

          "ERISA AFFILIATE" means any Person (other than B&W and its Subsidiaries) that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Borrower, within the meaning of Section 414(b) or (c) or, solely for purposes of Section 412 of the Internal Revenue Code, Section 414(m) or (o) of the Internal Revenue Code.

          "ERISA EVENT" means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9),
     (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or
     (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA.

          "EUROCURRENCY LIABILITIES" has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "EURODOLLAR LENDING OFFICE" means, with respect to any Lender Party, the office of such Lender Party specified as its "Eurodollar Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify in writing to the Borrower and the Administrative Agent.

          "EURODOLLAR RATE" means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period (provided that, if for any reason such rate is not available, the term "Eurodollar Rate" shall mean, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates) by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.

          "EURODOLLAR RATE ADVANCE" means an Advance that bears interest as provided in Section 2.07(a)(ii).

          "EURODOLLAR RATE RESERVE PERCENTAGE" for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

          "EVENTS OF DEFAULT" has the meaning specified in Section 6.01.

          "EXCLUDED ASSETS" means the assets of the Loan Parties set forth on
     Schedule II hereto.

          "EXISTING CREDIT FACILITIES" has the meaning specified in the Preliminary Statements.

          "EXTRAORDINARY RECEIPT" means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including, without limitation, tax refunds, pension plan reversions that are not received in the ordinary course of business, proceeds of insurance (including, without limitation, any key man life insurance but excluding proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof) and indemnity payments; provided, however, that an Extraordinary Receipt shall not include cash receipts received from proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments (A) in respect of loss or damage to equipment, fixed assets or real property are applied (or in respect of which expenditures were previously incurred) to replace or repair the equipment, fixed assets or real property in respect of which such proceeds were received in accordance with the terms of the Loan Documents, so long as such application is made no later than 6 months after receipt of payment with respect to the occurrence of such damage or loss or (B) are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

          "FACILITY" means the Working Capital Facility or the Letter of Credit Facility.

          "FEDERAL FUNDS RATE" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          "FEE LETTER" means the fee letter dated February 10, 2003 between MII and the Administrative Agent, as amended.

          "FISCAL YEAR" means a fiscal year of MII and its Consolidated Subsidiaries ending on December 31 in any calendar year.

          "FIXED CHARGE COVERAGE RATIO" means, for any Person for any period, the ratio of (a) Consolidated EBITDA minus the sum of Capital Expenditures to (b) the sum of (i) Consolidated cash interest required to be paid on all Debt for Borrowed Money plus (ii) Cash Taxes, in each case, of or by such Person and its Subsidiaries during such period.

          "FRONTRUNNER VARIANCE" has the meaning specified in Section 5.03(g).

          "FRONTRUNNER VARIANCE REPORT" has the meaning specified in Section 5.03(g).

          "GAAP" has the meaning specified in Section 1.03.

          "GUARANTIES" means the Parent Guaranty and the Subsidiary Guaranty.

          "GUARANTORS" means the Parent Guarantor and the Subsidiary Guarantors.

          "HAZARDOUS MATERIALS" means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and
     (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

          "HEDGE AGREEMENTS" means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

          "HEDGE BANK" means any Lender Party or an Affiliate of a Lender Party in its capacity as a party to a Secured Hedge Agreement.

          "INDEMNIFIED PARTY" has the meaning specified in Section 9.04(b).

          "INITIAL EXTENSION OF CREDIT" means the earlier to occur of the initial Borrowing and the initial issuance of a Letter of Credit hereunder.

          "INITIAL ISSUING BANKS", "INITIAL LENDER PARTIES" and "INITIAL LENDERS" each has the meaning specified in the recital of parties to this Agreement.

          "INSUFFICIENCY" means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

          "INSURANCE SUBSIDIARIES" means Creole Insurance Company, Ltd., a Bermuda corporation, Honore Insurance Company, Ltd., a Bermuda corporation, Lagniappe Insurance Company, Ltd., a Bermuda corporation, Pirogue Insurance Company, Ltd., a Bermuda corporation, and Brick Insurance Company, Ltd., a Bermuda corporation.

          "INTEREST PERIOD" means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by any Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as any Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

               (a) no Borrower may select any Interest Period with respect to any Eurodollar Rate Advance under a Facility that ends after any principal repayment installment date for such Facility unless, after giving effect to such selection, the aggregate principal amount of Base Rate Advances and of Eurodollar Rate Advances having Interest Periods that end on or prior to such principal repayment installment date for such Facility shall be at least equal to the aggregate principal amount of Advances under such Facility due and payable on or prior to such date;

               (b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

               (c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

               (d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

          "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          "INVENTORY" means all Inventory referred to in Section 1(b) of the Security Agreement.

          "INVESTMENT" in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (i) or (j) of the definition of "DEBT" in respect of such Person.

          "ISSUING BANKS" means each Initial Issuing Bank and any other Lender approved as an Issuing Bank by the Administrative Agent and any Eligible Assignee to which a Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.07 so long as each such Lender or each such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Administrative Agent of its Applicable Lending Office and the amount of its Letter of Credit Commitment (which information shall be recorded by the Administrative Agent in the Register), for so long as such Initial Issuing Bank, Lender or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment.

          "JRM BORROWERS" means JRMSA, JRMHI and JRMI.

          "JRMHI" has the meaning specified in the recital of parties to this Agreement.

          "JRMI" has the meaning specified in the recital of parties to this Agreement.

          "JRMSA" has the meaning specified in the recital of parties to this Agreement.

          "L/C CASH COLLATERAL ACCOUNT" has the meaning specified in the Security Agreement.

          "L/C RELATED DOCUMENTS" has the meaning specified in Section 2.04(b)(ii).

          "LENDER PARTY" means any Lender or any Issuing Bank.

          "LENDERS" means the Initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 9.07 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.

          "LETTER OF CREDIT ADVANCE" means an advance made by any Issuing Bank or any Lender pursuant to Section 2.03(c).

          "LETTER OF CREDIT AGREEMENT" has the meaning specified in Section 2.03(a).

          "LETTER OF CREDIT COMMITMENT" means, with respect to any Issuing Bank at any time, the amount set forth opposite such Issuing Bank's name on
     Schedule I hereto under the caption "Letter of Credit Commitment" or, if such Issuing Bank has entered into one or more Assignment and Acceptances, set forth for such Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Issuing Bank's "Letter of Credit Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.05.

          "LETTER OF CREDIT FACILITY" means, at any time, an amount equal to the aggregate amount of the Issuing Banks' Letter of Credit Commitments at such time, as such amount may be reduced at or prior to such time pursuant to
     Section 2.05.

          "LETTERS OF CREDIT" has the meaning specified in Section 2.01(b).

          "LIEN" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property; provided, however that for the avoidance of doubt, the interest of a Person as owner or lessor under charters or leases of property shall not constitute "Liens" on or in respect of such property.

          "LOAN DOCUMENTS" means (a) for purposes of this Agreement and the Notes and any amendment, supplement or modification hereof or thereof, (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents, (iv) the Fee Letter, (v) each Letter of Credit Agreement and (b) for purposes the Collateral Documents and for all other purposes other than for purposes of this Agreement and the Notes, (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents, (iv) the Fee Letter, (v) each Letter of Credit Agreement, and (vi) each Secured Hedge Agreement.

          "LOAN PARTIES" means MII, the Borrowers and the Guarantors.

          "MARGIN STOCK" has the meaning specified in Regulation U.

          "MATERIAL ADVERSE CHANGE" means any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of MII and its Subsidiaries, taken as a whole, excluding, solely with respect to prospects, in any case, any fact or circumstance (including the occurrence or nonoccurrence of any event) relating to the economy or financial markets generally.

          "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of MII and its Subsidiaries, taken as a whole, (b) the rights and remedies of any Agent or any Lender Party under any Loan Document or (c) the ability of any Loan Party to perform its Obligations under any Loan Document to which it is or is to be a party, excluding, solely with respect to prospects, in any case under clause (a), any fact or circumstance (including the occurrence or nonoccurrence of any event) relating to the economy or financial markets generally.

          "MATERIAL CONTRACT" means, with respect to any Borrower, each contract to which such Person is a party involving aggregate consideration remaining to be paid to or by such Person of $10,000,000 or more and which remains executory in whole or in part, but excluding any agreements relating to Surviving Debt or to compensation or employee benefits.

          "MAXIMUM AMOUNT" means (a) at any time prior to the Mizuho Termination Date, $180,000,000, and (b) thereafter, $166,500,000.

          "MIDDLE EASTERN RECEIVABLES" means receivables owing to Middle Eastern Subsidiaries and all proceeds and supporting obligations of such receivables that are subject to a Lien permitted under Section 5.02(a)(x).

          "MIDDLE EASTERN SUBSIDIARIES" means the Subsidiaries of MII listed on
     Schedule III hereto.

          "MIDDLE EASTERN L/CS" means letters of credit issued for the account of Middle Eastern Subsidiaries

          "MI" means McDermott Incorporated, a Delaware corporation.

          "MIICO" means McDermott International Investments Co., Inc., a Panamanian corporation.

          "MII" has the meaning specified in the recital of parties to this Agreement.

          "MII LOANS" means revolving intercompany loans made to (a) JRMSA, in an aggregate principal amount of up to $90 million and (b) BWXT, in an aggregate principal amount of up to $25 million, in each case to be used for working capital purposes, which loans shall (x) solely in the case of such intercompany loans to JRMSA, accrue interest solely on a paid-in-kind basis during the term of the Facilities, (y) be subordinated to the Obligations under the Facilities in a manner reasonably acceptable to the Required Lenders and (z) shall otherwise be consistent with the existing cash management system of MII and its Subsidiaries.

          "MIZUHO" means Mizuho Corporate Bank, Ltd.

          "MIZUHO CASH COLLATERAL ACCOUNT" means a segregated cash collateral account maintained with Mizuho, the amounts in which (a) shall be invested in Cash Equivalents of the type described in clause (a) of the definition therefor, or in such other Cash Equivalents as MII shall agree, and (b) shall be used, solely for the period from the Effective Date through the Mizuho Termination Date, to (i) cash collateralize the Mizuho Obligations and (ii) repay Mizuho Obligations outstanding on the Mizuho Termination Date (which shall not include any Obligations in respect of undrawn Letters of Credit).

          "MIZUHO OBLIGATIONS" means the Obligations of the Borrowers owing to Mizuho under this Agreement.

          "MIZUHO TERMINATION DATE" means the date that is 91 days following the Effective Date; provided that Mizuho shall have released to MII any amounts required to be released under Section 2.06(c)(i)(B).

          "MORTGAGES" has the meaning specified in Section 5.01(p).

          "MULTIEMPLOYER PLAN" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

          "MULTIPLE EMPLOYER PLAN" means a single employer plan, as defined in
     Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Borrower or any ERISA Affiliate and at least one Person other than the Borrowers and the ERISA Affiliates or (b) was so maintained and in respect of which any Borrower or any ERISA Affiliate could have liability under
     Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

          "NET CASH PROCEEDS" means, with respect to any sale, lease, transfer or other disposition of any asset or the incurrence or issuance of any Debt or the sale or issuance of any Equity Interests (including, without limitation, any capital contribution) by any Person, or any Extraordinary Receipt received by or paid to or for the account of any Person, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Person in connection with such transaction after deducting therefrom only (without duplication) (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finder's fees and other similar fees and commissions, and (b) the amount of taxes payable in connection with or as a result of such transaction and (c) the amount of any Debt secured by a Lien on such asset that, by the terms of the agreement or instrument governing such Debt, is required to be repaid upon such disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid to a Person that is not an Affiliate of such Person or any Borrower or any Affiliate of any Borrower and are properly attributable to such transaction or to the asset that is the subject thereof; provided, however, that in the case of taxes that are deductible under clause (b) above but for the fact that, at the time of receipt of such cash, such taxes have not been actually paid or are not then payable, such Borrower or such Subsidiary may deduct an amount (the "RESERVED AMOUNT") equal to the amount reserved in accordance with GAAP for such Borrower's or such Subsidiary's reasonable estimate of such taxes, other than taxes for which such Borrower or such Subsidiary is indemnified, provided further, however, that, at the time such taxes are paid, an amount equal to the amount, if any, by which the Reserved Amount for such taxes exceeds the amount of such taxes actually paid shall constitute "Net Cash Proceeds" of the type for which such taxes were reserved for all purposes hereunder.

          "NOTE" means a promissory note of any Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrowers to such Lender resulting from the Working Capital Advances and Letter of Credit Advances made by such Lender, as amended.

          "NOTICE OF BORROWING" has the meaning specified in Section 2.02(a).

          "NOTICE OF ISSUANCE" has the meaning specified in Section 2.03(a).

          "NOTICE OF NON-RENEWAL" has the meaning specified in Section 2.01(b).

          "NPL" means the National Priorities List under CERCLA.

          "OBLIGATION" means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, excluding any obligations in respect of compensation or employee benefits but including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in

     Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of any Borrower under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by such Borrower under any Loan Document and (b) the obligation of such Borrower to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Borrower.

          "OECD" means the Organization for Economic Cooperation and Development.

          "OPEN YEAR" has the meaning specified in Section 4.01(p)(iii).

          "OTHER TAXES" has the meaning specified in Section 2.12(b).

          "PARENT GUARANTOR" has the meaning specified in the recital of parties to this Agreement.

          "PARENT GUARANTY" means the guaranty of MII set forth in Article VIII of this Agreement.

          "PBGC" means the Pension Benefit Guaranty Corporation (or any successor).

          "PERMITTED ENCUMBRANCES" has the meaning specified in the Collateral Documents.

          "PERMITTED L/C LIEN ASSETS" means (a) Middle Eastern Receivables and
     (b) cash in the amount of Net Cash Proceeds described in clauses (A) and
     (D) of Section 2.06(b), solely to the extent that such Net Cash Proceeds are not required to be used to cash collateralize the Facilities as provided in Section 2.06(b).

          "PERMITTED LIENS" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced or, if commenced, have been stayed: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b); (b) Liens imposed by law, such as landlord's, materialmen's, mechanics', carriers', workmen's and repairmen's Liens, maritime Liens and other similar Liens arising in the ordinary course of business securing obligations that, individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate; (c) pledges or deposits to secure obligations under workers' compensation unemployment insurance or social security laws or similar legislation or to secure public or statutory obligations; (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; (e) Permitted Encumbrances; (f) Liens to secure the performance of bids, trade contracts (other than for Debt), leases (other than Capitalized Leases), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (g) Liens with respect to cash collateral deposited as security for letters of credit issued under the

     Existing Credit Facilities and not replaced with Letters of Credit issued under this Agreement and (h) Liens with respect to joint ventures or other similar arrangements to secure the Obligations of one joint venture party to another, provided that such Liens do not secure Debt.

          "PERMITTED UNBLOCKED ACCOUNT" means (a) solely in respect of MII and/or MIICO, securities accounts and bank accounts holding an aggregate amount not to exceed $25,000,000 of unrestricted cash and (b) as to any Loan Party and its Subsidiaries, bank accounts (i) maintained for payroll, employee benefits and disbursements, (ii) maintained outside the United States in respect of overseas operations or (iii) of Insurance Subsidiaries, in each case for clauses (i) through (iii) above, maintained in the ordinary course of business consistent with past practices.

          "PERSON" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

          "PLAN" means a Single Employer Plan or a Multiple Employer Plan.

          "PLEDGED DEBT" has the meaning specified in the Security Agreement.

          "PLEDGED EQUITY" has the meaning specified in the Security Agreement.

          "PREFERRED INTERESTS" means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person's property and assets, whether by dividend or upon liquidation.

          "PRO RATA SHARE" of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender's Working Capital Commitment at such time (or, if the Commitments shall have been terminated pursuant to Section
     2.05 or 6.01, such Lender's Working Capital Commitment as in effect immediately prior to such termination) and the denominator of which is the Working Capital Facility at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the Working Capital Facility as in effect immediately prior to such termination).

          "RECEIVABLES" means all Receivables referred to in Section 1(c) of the Security Agreement.

          "REDEEMABLE" means, with respect to any Equity Interest, any Debt or any other right or Obligation, any such Equity Interest, Debt, right or Obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

          "REGISTER" has the meaning specified in Section 9.07(d).

          "REGULATION U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "REMAINING L/CS" means the letters of credit listed on Schedule V hereto.

          "REQUIRED LENDERS" means, at any time, Lenders owed or holding at least 66 2/3% in interest of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time and (c) the aggregate Unused Working Capital Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (A) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (B) such Lender's Pro Rata Share of the aggregate Available Amount of all Letters of Credit outstanding at such time and (C) the Unused Working Capital Commitment of such Lender at such time. For purposes of this definition, the aggregate principal amount of Letter of Credit Advances owing to Issuing Banks and the Available Amount of each Letter of Credit shall be considered to be owed to the Lenders ratably in accordance with their respective Working Capital Commitments.

          "RESPONSIBLE OFFICER" means any of the chief executive officer, chief financial officer, treasurer or general counsel of any of MII, JRMSA or BWXT.

          "SECURED HEDGE AGREEMENT" means any Hedge Agreement required or permitted under Article V that is entered into by and between any Borrower and any Hedge Bank.

          "SECURED OBLIGATIONS" has the meaning specified in the Collateral Documents.

          "SECURED PARTIES" means the Agents, the Lender Parties, the Hedge Banks and, solely with respect to Bilateral Obligations, Affiliates of the Lender Parties.

          "SECURITY AGREEMENT" has the meaning specified in Section 3.01(a)(ii).

          "SERIES A NOTES" means the Series "A" Medium Term Notes issued by MI under the Indenture dated as of March 1, 1992 to which MI is a party.

          "SETTLEMENT AGREEMENT" means the Settlement Agreement to be entered into by and among MII, MI, BWICO, B&W, Diamond Power International, Inc., Americon, Inc., Babcock & Wilcox Construction Co., Inc., the Asbestos Claimants Committee (as defined therein) and the Legal Representative for Future Asbestos-Related Claimants in the Chapter 11 Proceedings (as defined therein), a copy of the December 18, 2002 draft of which has been delivered to the Administrative Agent.

          "SHIP MORTGAGES" has the meaning specified in Section 5.01(q).

          "SINGLE EMPLOYER PLAN" means a single employer plan, as defined in
     Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Borrower or any ERISA Affiliate and no Person other than the Borrowers and the ERISA Affiliates or

     (b) was so maintained and in respect of which any Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

          "SOLVENT" and "SOLVENCY" mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature and
     (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

          "SUBLIMIT AVAILABILITY" means, with respect to the Applicable Borrower(s) under any Applicable Working Capital Sublimit at any time, (a) such Applicable Working Capital Sublimit at such time minus (b) the sum of the aggregate principal amount of all Working Capital Advances and Letter of Credit Advances made for the account of such Applicable Borrower(s) and outstanding at such time.

          "SUBORDINATED DEBT" means Debt of any Borrower that is subordinated to the Obligations of such Borrower under the Loan Documents on, and that otherwise contains, terms and conditions satisfactory to the Required Lenders.

          "SUBSIDIARY" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or
     (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries; provided, that, B&W and each of its subsidiaries shall not be deemed to be Subsidiaries of MII or any of MII's other subsidiaries.

          "SUBSIDIARY GUARANTOR" means each Subsidiary of JRMSA (other than the Borrowers) that is a Collateral Grantor and each other Subsidiary of JRMSA that shall be required to execute and delivery a guaranty pursuant to
     Section 5.02(p).

          "SUBSIDIARY GUARANTY" has the meaning specified in Section
     3.01(a)(iii).

          "SURVIVING DEBT" means Debt of each Loan Party and each Subsidiary of a Loan Party outstanding immediately before and after giving effect to the Transaction.

          "TAXES" has the meaning specified in Section 2.12(a).

          "TERMINATION DATE" means the earlier of (a) April 30, 2004, and (b) the date of termination in whole of the Working Capital Commitments and the Letter of Credit Commitments pursuant to Section 2.05 or 6.01.

          "TOTAL L/C EXPOSURE" means the sum of (a) the aggregate Available Amount of all Letters of Credit issued for the account of the Borrowers and outstanding at such time plus (b) the aggregate principal amount of all Letter of Credit Advances made for the account of the Borrowers.

          "TRANSACTION" means the transactions contemplated by the Loan
     Documents.

          "TYPE" refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

          "UNUSED WORKING CAPITAL COMMITMENT" means, with respect to any Lender at any time, (a) such Lender's Working Capital Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Working Capital Advances and Letter of Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time plus (ii) such Lender's Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time and (B) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Banks pursuant to Section 2.03(c) and outstanding at such time.

          "VOTING INTERESTS" means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

          "WELFARE PLAN" means a welfare plan, as defined in Section 3(1) of ERISA, that is maintained for employees of any Borrower or in respect of which any Borrower could have liability.

          "WITHDRAWAL LIABILITY" has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

          "WORKING CAPITAL ADVANCE" has the meaning specified in Section
     2.01(a).

          "WORKING CAPITAL COMMITMENT" means, with respect to any Lender at any time, the amount set forth opposite such Lender's name on Schedule I hereto under the caption "Working Capital Commitment" or, if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to
     Section 9.07(d) as such Lender's "Working Capital

     Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.05.

          "WORKING CAPITAL FACILITY" means, at any time, the aggregate amount of the Lenders' Working Capital Commitments at such time.

          "YARD AGREEMENT" means the Yard Utilization Contract dated as of January 23, 2001, between BP America, Inc., and JRMI, as amended by Amendment No. 1 to Yard Utilization Contract BPA-00-0198 and by Amendment No. 2 to Yard Utilization Contract BPA-00-01918.

     SECTION 1.02. Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word "FROM" means "from and including" and the words "TO" and "UNTIL" each mean "to but excluding". References in the Loan Documents to any agreement or contract "AS AMENDED" shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

     SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(g), but giving effect to Statement of Financial Accounting Standards No. 143 ("GAAP").

                                   ARTICLE II

                        AMOUNTS AND TERMS OF THE ADVANCES
                            AND THE LETTERS OF CREDIT

     SECTION 2.01. The Advances and the Letters of Credit. (a) The Working Capital Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a "WORKING CAPITAL ADVANCE") to each Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date in an amount for each such Advance not to exceed the lesser of (a) such Lender's Unused Working Capital Commitment at such time and (b) such Lender's Pro Rata Share of the Sublimit Availability under the Applicable Working Capital Sublimit of such Borrower; provided, that, the sum of the aggregate amount of all outstanding Working Capital Advances plus Total L/C Exposure shall not exceed the Maximum Amount at any time. Each Borrowing shall be in an aggregate amount of $1,000,000 or an integral multiple thereof, in the case of a Borrowing consisting of Eurodollar Rate Advances, or $200,000 or an integral multiple of $100,000 in excess thereof, in the case of Base Rate Advances (in each case, other than a Borrowing the proceeds of which shall be used solely to repay or prepay in full outstanding Letter of Credit Advances) and shall consist of Working Capital Advances made simultaneously by the Lenders ratably according to their Working Capital Commitments. Within the limits of each Lender's Unused Working Capital Commitment in effect from time to time, and subject to the limits set forth above, each Borrower may borrow under this
Section 2.01(a), prepay pursuant to Section 2.06(a) and reborrow under this
Section 2.01(a).

     (b) The Letters of Credit. Each Issuing Bank severally agrees, on the terms and conditions hereinafter set forth, to issue letters of credit (the "LETTERS OF CREDIT") for the account of each Borrower and for the account of their respective Subsidiaries, Affiliates and joint ventures from time to time on any Business Day during the period from the date hereof until 10 days before the Termination Date in an aggregate Available Amount (i) for all Letters of Credit issued by such Issuing Bank not to exceed at any time the lesser of (x) the Letter of Credit Facility at such time and (y) such Issuing Bank's Letter of Credit Commitment at such time and (ii) for each such Letter of Credit not to exceed the Available L/C Sublimit; provided, that, the sum of Total L/C Exposure plus the aggregate amount of all outstanding Working Capital Advances shall not exceed the Maximum Amount at any time. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than 10 days before the Termination Date, but may by its terms be renewable annually, or otherwise, automatically unless such Issuing Bank has notified the applicable Borrower (with a copy to the Administrative Agent) and the beneficiary of such Letter of Credit on or prior to the final date for notice of non-renewal set forth in such Letter of Credit but in any event at least 30 days prior to the date of automatic renewal of its election not to renew such Letter of Credit (a "NOTICE OF NON-RENEWAL"); provided that the terms of each Letter of Credit that is automatically renewable shall (x) require the Issuing Bank that issued such Letter of Credit to give the beneficiary named in such Letter of Credit Notice of Non-Renewal and (y) permit, according to the terms thereunder, such beneficiary, upon receipt of such notice, to draw under such Letter of Credit prior to the date such Letter of Credit otherwise would have been automatically renewed. If a Notice of Non-Renewal is given by the relevant Issuing Bank pursuant to the immediately preceding sentence, such Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed; provided, further, that any Letter of Credit may expire after the tenth day prior to the Termination Date if, at the time of issuance or renewal, as the case may be, of such Letter of Credit, such Letter of Credit is cash collateralized in an amount equal to 105% of the amount of such Letter of Credit plus any additional amounts owing under such Letter of Credit; provided, further, that each of Bank One NA and The Bank of Nova Scotia, in its capacity as an Issuing Bank, shall have no obligation hereunder to issue any new Letter of Credit or to extend or renew any existing Letter of Credit under this Agreement, and all Letters of Credit (or related arrangements) issued by either Bank One NA or The Bank of Nova Scotia or any of its respective Affiliates for the account of the Borrowers hereunder shall be replaced with Letters of Credit issued hereunder no later than ninety (90) days following the Effective Date. Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, each Borrower may request the issuance of Letters of Credit under this Section 2.01(b), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to Section 2.03(c) and request the issuance of additional Letters of Credit under this Section 2.01(b).

     SECTION 2.02. Making the Advances. (a) Except as otherwise provided in
Section 2.02(b) or 2.03, each Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or the first Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by any Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telex or telecopier. Each such notice of a Borrowing (a "NOTICE OF BORROWING") shall be by telephone, confirmed immediately in writing, or telex or telecopier, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing and
(iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Lender shall, before 11:00 A.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent's Account, in same day funds, such Lender's ratable portion of such Borrowing in accordance with the respective Commitments of such Lender and the other Lenders. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the applicable Borrower by crediting such Borrower's Account; provided, however, that the Administrative Agent shall first make a portion of such funds equal to the aggregate principal amount of any Letter of Credit Advances made by any Issuing Bank, as the case may be, and by any other Lender and outstanding on the date of such Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to such Issuing Bank and such other Lenders for repayment of such Letter of Credit Advances.

     (b) Anything in subsection (a) above to the contrary notwithstanding, no Borrower may select Eurodollar Rate Advances for the initial Borrowing hereunder or for any Borrowing if the aggregate amount of such Borrowing is less than $5,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.09 or 2.10.

     (c) Each Notice of Borrowing shall be irrevocable and binding on the applicable Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, each Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

     (d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the applicable Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the applicable Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of such Borrower, the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender's Advance as part of such Borrowing for all purposes.

     (e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

     SECTION 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed issuance of such Letter of Credit, by the applicable Borrower to the Administrative Agent and the applicable Issuing Bank. Each such notice of issuance of a Letter of Credit (a "NOTICE OF ISSUANCE") shall be by telephone, confirmed immediately in writing, or telex or telecopier, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, with such variations as such Issuing Bank reasonably may specify to the Borrower for use in connection with such requested Letter of Credit (a "LETTER OF CREDIT AGREEMENT"). If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its sole discretion, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the applicable Borrower at its office referred to in Section 9.02 or as otherwise agreed with the such Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

     (b) Letter of Credit Reports. Each Issuing Bank shall furnish (A) to the Administrative Agent on the first Business Day of each week a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the previous week and drawings during such week under all Letters of Credit issued by such Issuing Bank, (B) to each Lender on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit issued by such Issuing Bank and (C) to the Administrative Agent and each Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank.

     (c) Drawing and Reimbursement. The payment by any Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by such Issuing Bank of a Letter of Credit Advance, which shall be a Base Rate Advance, in the amount of such draft. Upon written demand by any Issuing Bank with an outstanding Letter of Credit Advance, with a copy of such demand to the Administrative Agent, each Lender shall purchase from such Issuing Bank, and such Issuing Bank shall sell and assign to each such Lender, such Lender's Pro Rata Share of such outstanding Letter of Credit Advance as of the date of such purchase, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of such Issuing Bank, by deposit to the Administrative Agent's Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Letter of Credit Advance to be purchased by such Lender. Promptly after receipt thereof, the Administrative Agent shall transfer such funds to such Issuing Bank. Each Borrower hereby agrees to each such sale and assignment. Each Lender agrees to purchase its Pro Rata Share of an outstanding Letter of Credit Advance on (i) the Business Day on which demand therefor is made by the Issuing Bank which made such Advance, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by an Issuing Bank to any Lender of a portion of a Letter of Credit Advance, such Issuing Bank represents and warrants to such other Lender that such Issuing Bank is the legal and beneficial owner of such interest being assigned by it, free and clear of any liens, but makes no other representation or warranty and assumes no responsibility with respect to such Letter of Credit Advance, the Loan Documents or any Borrower. If and to the extent that any Lender shall not have so made the amount of such Letter of Credit Advance available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by such Issuing Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. If such Lender shall pay to the Administrative Agent such amount for the account of such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

     (d) Failure to Make Letter of Credit Advances. The failure of any Lender to make the Letter of Credit Advance to be made by it on the date specified in
Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Letter of Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Letter of Credit Advance to be made by such other Lender on such date.

     SECTION 2.04. Repayment of Advances. (a) Working Capital Advances. The Borrowers shall repay to the Administrative Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Working Capital Advances then outstanding.

     (b) Letter of Credit Advances. (i) The Borrowers shall repay to the Administrative Agent for the account of each Issuing Bank and each other Lender that has made a Letter of Credit Advance no later than the third Business Day following the date on which such Advance is made the outstanding principal amount of each Letter of Credit Advance made by each of them.

     (ii) The Obligations of each Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by any Borrower is without prejudice to, and does not constitute a waiver of, any rights the Borrower might have or might acquire as a result of the payment by any Issuing Bank of any draft or the reimbursement by the Borrower thereof):

          (A) any lack of validity or enforceability of any Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the "L/C RELATED DOCUMENTS");

          (B) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of any Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

          (C) the existence of any claim, set-off, defense or other right that any Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

          (D) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (E) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

          (F) any exchange, release or non-perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the Obligations of any Borrower in respect of the L/C Related Documents; or

          (G) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or a guarantor.

     SECTION 2.05. Termination or Reduction of the Commitments. (a) Optional. The Borrowers may, upon at least three Business Days' notice to the Administrative Agent, terminate in whole or reduce in part the unused portions of the Letter of Credit Facility and the Unused Working Capital Commitments; provided, however, that each partial reduction of a Facility (i) shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (ii) shall be made ratably among the Lenders in accordance with their Commitments with respect to such Facility and (iii) shall reduce one or more Applicable Sublimits, as applicable, as notified to the Administrative by the Borrowers in connection with such reduction and in an amount equal to the amount of such reduction, provided that if the Borrowers shall fail to so notify the Administrative Agent, each Applicable Sublimit, as applicable, shall be ratably reduced in an aggregate amount equal to the amount of such reduction.

     (b) BWXT Optional Termination. Subject to compliance by MII with Section 5.02(b)(v), both prior to and after giving effect to such termination, BWXT shall be permitted to terminate its Obligations (other than Contingent Obligations) and the Commitments of each Lender Party in respect of BWXT, and (except as required under clause (ii) below) be entitled to the release of any amounts held to cash collateralize its Obligations under the Loan Documents pursuant to Section 2.06(b), at any time upon (i) the repayment in full of all its Obligations (other than Contingent Obligations) under the Loan Documents and in cash and (ii) the cash collateralization of 105% of the face amount of, or replacement of, all then outstanding Letters of Credit issued for the account of BWXT or any of its Subsidiaries.

     (c) Termination of Mizuho Commitment. On the Mizuho Termination Date, the Working Capital Facility shall be automatically reduced by an amount equal to Mizuho's Working Capital Commitment as set forth on Schedule I hereto, and Mizuho shall cease to have any Commitment hereunder.

     SECTION 2.06. Prepayments; Cash Collateralization. (a) Optional. Each Borrower may, upon at least one Business Day's notice in the case of Base Rate Advances and three Business Days' notice in the case of Eurodollar Rate Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 9.04(c).

     (b) Mandatory Cash Collateralization. Each Loan Party (or, in the case of BWXT, either MII or BWXT) shall, not later than the third Business Day after the date of receipt of the Net Cash Proceeds by such Loan Party or any of its Subsidiaries from (A) the sale, lease, transfer or other disposition of any assets of such Loan Party or any of its Subsidiaries (other than assets described in clause (C) of this sentence or any sale, lease, transfer or other disposition of assets pursuant to clause (i), (v), (vi), (vii), (viii) or (x) of
Section 5.02(e)), (B) the incurrence or issuance by any Loan Party or any of its Subsidiaries of any Debt (other than Debt incurred or issued pursuant to Section 5.02(b)), (C) the sale or issuance by any Loan Party or any of its wholly-owned Subsidiaries of any Equity Interests (including, without limitation, receipt of any capital contribution, but excluding any sale or issuance of any Equity Interest in any Person (1) which is an Investment specifically permitted under
Section 5.02(f)(iii), (2) as required under the terms of the Settlement Agreement) or (3) pursuant to any incentive compensation or other benefit plan or arrangement) and (D) any Extraordinary Receipt received by or paid to or for the account of any Loan Party or any of its Subsidiaries and not otherwise included in clause (A), (B) or (C) above, deposit an amount in a segregated cash collateral account maintained with the Administrative Agent to collateralize the Facilities equal to (x) the amount of such Net Cash Proceeds, in the case of Net Cash Proceeds arising from clause (B) above, and (y) 50% of the amount of such Net Cash Proceeds in the case of any Net Cash Proceeds arising from any of clauses (A), (C) or (D) above; provided that net cash proceeds of BWXT that are required to be used to cash collateralize the Facilities shall be applied solely to cash collateralize the obligations of BWXT under the Facilities; provided, further that no cash collateralization shall be required under clauses (A) or
(D) above (1) in respect of the first $30,000,000 of such Net Cash Proceeds or
(2) in connection with any transaction or series of related transactions from which the aggregate Net Cash Proceeds do not exceed $500,000.

     (c) Prepayment of Mizuho Obligations. (i) On the Mizuho Termination Date, all outstanding Mizuho Obligations (other than Obligations in respect of undrawn Letters of Credit) shall be repaid solely from amounts on deposit in the Mizuho Cash Collateral Account, whereupon (A) Mizuho shall cease to be a Lender under this Agreement and (B) any amount remaining in such account, after giving effect to such repayment, shall be released to MII.

     (ii) If, after giving effect to the repayment of outstanding Mizuho Obligations on the Mizuho Termination Date, the sum of the aggregate amount of all outstanding Working Capital Advances plus Total L/C Exposure exceeds the Maximum Amount, the Borrowers shall be required to prepay outstanding Working Capital Advances in an amount equal to such excess amount.

     SECTION 2.07. Interest. (a) Scheduled Interest. Each Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

          (i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears monthly on the last day of each month during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

          (ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than one month, on each day that occurs during such Interest Period every one month from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

     (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a) or (f), or upon receipt by the Loan Parties of notice from the Administrative Agent as to any other Event of Default, each Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable under the Loan Documents that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Advance on which such interest has accrued pursuant to clause (a)(i) or (a)(ii) above and, in all other cases, on Base Rate Advances pursuant to clause (a)(i) above.

     (c) Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a notice of Conversion pursuant to Section 2.09 or a notice of selection of an Interest Period pursuant to the terms of the definition of "Interest Period", the Administrative Agent shall give notice to the applicable Borrower and each Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above.

     SECTION 2.08. Fees. (a) Commitment Fee. Each Borrower shall pay to the Administrative Agent for the account of the Lenders a commitment fee, from the date hereof in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the

Termination Date, payable in arrears on the date of the initial Borrowing hereunder, thereafter quarterly within 5 Business Days after receipt of an invoice with supporting documentation from the Administrative Agent, commencing with the invoice received for the quarter ending March 31, 2003, and on the Termination Date, at the rate of 0.75 of 1% per annum on the average daily Unused Working Capital Commitment of such Lender during such quarter; provided, however, that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

     (b) Letter of Credit Fees, Etc. (i) Each Borrower shall pay to the Administrative Agent for the account of each Lender a commission, payable quarterly in arrears within 5 Business Days after receipt of an invoice with supporting documentation from the Administrative Agent, commencing with the invoice received for the quarter ending March 31, 2003, and on the earliest to occur of the full drawing, expiration, termination or cancellation of any Letter of Credit and on the Termination Date, on such Lender's Pro Rata Share of the average daily aggregate Available Amount during such quarter of all Letters of Credit outstanding from time to time at the rate of (A) 4.50% per annum, in the case of the JRM Borrowers, and (B) 3.50% per annum, in the case of BWXT.

     (ii) Each Borrower shall pay to each Issuing Bank, for its own account, within 5 Business Days after receipt of an invoice with supporting documentation from such Issuing Bank: (A) a commission, payable in arrears quarterly on the last day of each March, June, September and December, commencing March 31, 2003, and on the Termination Date, on the average daily Available Amount of its Letters of Credit during such, from the date hereof until the Termination Date, at the rate of 0.50% per annum and (B) such other commissions, fronting fees, transfer fees and other charges in connection with the issuance or administration of each Letter of Credit as the Borrower and such Issuing Bank shall agree.

     (c) Agents' Fees. The Borrowers shall pay to each Agent for its own account such fees as may from time to time be agreed between the Borrowers and such Agent.

     SECTION 2.09. Conversion of Advances. (a) Optional. Each Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.10, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b), and each Conversion of Advances comprising part of the same Borrowing shall be made ratably among the Lenders in accordance with their Commitments. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower.

     (b) Mandatory. (i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $1,000,000, such Advances shall automatically Convert into Base Rate Advances.

     (ii) If any Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Administrative Agent will forthwith so notify such Borrower and the Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

     (iii) Upon the occurrence and during the continuance of any Event of Default, (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and
(y) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

     SECTION 2.10. Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change in any applicable law or regulation or in the interpretation thereof by any governmental authority charged with the interpretation or administration thereof or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances (excluding, for purposes of this Section 2.10, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender Party is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrowers shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent) pay to the Administrative Agent for the account of such Lender Party additional amounts necessary to compensate such Lender Party for such increased cost; provided, however, that a Lender Party claiming additional amounts under this Section 2.10(a) agrees to use reasonable efforts (consistent with its internal policy and applicable legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise materially disadvantageous to such Lender Party. A certificate setting forth in reasonable detail the amount of such increased cost, submitted to the Borrowers by such Lender Party (within 90 days after obtaining knowledge of such increased costs), shall be conclusive and binding for all purposes, absent manifest error.

     (b) If, following the introduction of or any change in any applicable law or regulation or in the interpretation thereof by any governmental authority charged with the interpretation or administration thereof, the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender Party or any corporation controlling such Lender Party and that the amount of such capital is increased by or based upon the existence of such Lender Party's commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender Party or such corporation (with a copy of such demand to the Administrative Agent), the Borrowers shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts necessary to compensate such Lender Party in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party's commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit. A certificate setting forth in reasonable detail such amounts submitted to the Borrowers (within 90 days after obtaining knowledge of such increased costs) by such Lender Party shall be conclusive and binding for all purposes, absent manifest error. No Lender Party shall demand compensation under this Section 2.10(b) if it shall not at the time be the general practice of such Lender Party to demand compensation in similar circumstances under comparable provisions of other credit agreements, if any.

     (c) If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrowers and the Lenders, whereupon (i) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrowers that such Lenders have determined that the circumstances causing such suspension no longer exist.

     (d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in any law or regulation or in the interpretation thereof by any governmental authority charged with the interpretation or administration thereof shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrowers through the Administrative Agent, (i) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrowers that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise materially disadvantageous to such Lender.

     SECTION 2.11. Payments and Computations. (a) The Borrowers shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off

(except as otherwise provided in Section 2.15), not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent's Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrowers is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the Notes to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by the Borrowers is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

     (b) Each Borrower hereby authorizes each Lender Party and each of its Affiliates, if and to the extent payment owed to such Lender Party is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time, to the fullest extent permitted by law, against any or all of such Borrower's accounts with such Lender Party or such Affiliate any amount so due.

     (c) All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

     (d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

     (e) Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to any Lender Party hereunder that the Borrowers will not make such payment in full, the Administrative Agent may assume that the Borrowers have made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party. If and to the extent the Borrowers shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Rate.

     (f) If the Administrative Agent receives funds for application to the Obligations under the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or the Facility to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each Lender Party ratably in accordance with such Lender Party's proportionate share of the principal amount of all outstanding Advances and the Available Amount of all Letters of Credit then outstanding, in repayment or prepayment of such of the outstanding Advances or other Obligations owed to such Lender Party, and for application to such principal installments, as the Administrative Agent shall direct.

     SECTION 2.12. Taxes. (a) Any and all payments by the Borrowers hereunder or under the Notes shall be made, in accordance with Section 2.11, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender Party and each Agent, taxes that are imposed on its net income by the United States and taxes that are imposed on its net income (and franchise taxes imposed on or measured by net income) by the jurisdiction under the laws of which such Lender Party or such Agent, as the case may be, is organized or in which its principal executive office is located or any political subdivision thereof, and, in the case of each Lender Party, taxes that are imposed on its net income (and franchise taxes imposed on or measured by net income) by the jurisdiction of such Lender Party's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as "TAXES"). If the Borrowers shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender Party or any Agent, (i) the sum payable by the Borrowers shall be increased by the amount (an "ADDITIONAL AMOUNT") necessary so that after the Borrowers and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender Party or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make all such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant taxation authority in accordance with applicable law.

     (b) In addition, the Borrowers shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of performance under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "OTHER TAXES").

     (c) The Borrowers shall indemnify each Lender Party and each Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this
Section 2.12, imposed on or paid by such Lender Party or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and reasonable expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender Party or such Agent (as the case may be) makes reasonable written demand (which demand shall be made within a reasonable time), specifying in reasonable detail (with supporting documentation reasonably requested by the Borrowers) the reasons therefor.

     (d) If an Agent or Lender Party shall become aware that it is entitled to claim a refund from a taxation authority in respect of Taxes or Other Taxes as to which it has been indemnified by the Borrowers, or with respect to which the Borrowers have paid Additional Amounts, pursuant to this Section 2.12, it shall promptly notify the Borrowers of the availability of such refund claim and shall, within 30 days after receipt of a request by the Borrowers, make a claim to such taxation authority for such refund at the Borrowers' expense. If an Agent or a Lender Party receives a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers, or with respect to which the Borrowers have paid Additional Amounts, pursuant to this Section 2.12, it shall within 30 days from the date of such receipt pay over such refund to the Borrowers (but only to the extent of indemnity payments made, or Additional Amounts paid, by the Borrowers under this Section 2.12 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or Lender Party and without interest (other than interest paid by the relevant taxation authority with respect to such refund); provided, however, that the Borrowers, upon the request of such Agent or Lender Party, agree to repay the amount paid over to the Borrowers (plus penalties, interest or other charges, if any, imposed by the relevant taxation authority in respect of such repayment) to such Agent or Lender Party in the event such Agent or Lender Party is required to repay such refund to such taxation authority.

     (e) Within 30 days after the date of any payment of Taxes by the Borrowers, the Borrowers shall use commercially reasonable efforts to furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment. In the case of any payment hereunder or under the Notes by or on behalf of any Borrower through an account or branch outside of the United States or Panama or by or on behalf of such Borrower by a payor that is not a United States or Panamanian person, if such Borrower determines that no Taxes are payable in respect thereof and if requested by the Administrative Agent, such Borrower shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel (which may be, if acceptable to the Administrative Agent, from in-house counsel) stating that such payment is exempt from Taxes. For purpose of subsections (e) and (f) of this Section 2.12, the terms "UNITED STATES" and "UNITED STATES PERSON" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

     (f) Each Lender Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender Party, on the date of the Assignment and Acceptance pursuant to which it becomes a Lender Party in the case of each other Lender Party and on or before the date, if any, it changes its Applicable Lending Office, and from time to time thereafter as requested in writing by the Borrowers (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Administrative Agent and the Borrowers with two original Internal Revenue Service Forms W-8BEN or W-8ECI (in the case of a Lender Party that provides a Form W-8BEN other than by reason of the applicability of a tax treaty, the Lender Party shall also provide a certificate representing that such Lender Party is not a "bank" for purposes of
Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrowers and is not a controlled foreign corporation related to the Borrowers (within the meaning of Section 864(d)(4) of the Internal Revenue Code)), as appropriate, or any successor or other form prescribed by the Internal Revenue Service, properly completed and duly executed by such Lender Party, certifying that such Lender Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes and, in the case of a Lender Party providing a Form W-8BEN, certifying that such Lender Party is a foreign corporation, partnership, estate or trust. In addition, each such Lender Party shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender Party. If the forms provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement indicate or require a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes for purposes of this Section 2.12 unless and until such Lender Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Lender Party becomes a party to this Agreement (or the date, if any, a Lender Party changes its Applicable Lending Office), the Lender Party assignor (or such Lender Party) was entitled to payments under subsection (a) of this Section 2.12 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes, subject to the provisions of this subsection (f)) United States withholding tax, if any, applicable with respect to the Lender Party assignee (or such Lender Party) on such date.

     (g) For any period with respect to which a Lender Party has failed to provide any Borrower with the appropriate form described in subsection (f) above (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection (f) above), such Lender Party shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.12,
Section 8.04 hereof or Section 5(c) of the Subsidiary Guaranty with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender Party become subject to Taxes because of its failure to deliver a form required hereunder, any Borrower shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.

     (h) Any Lender Party claiming any indemnity payment or Additional Amounts payable pursuant to this Section 2.12, Section 8.04 hereof or Section 5(c) of the Subsidiary Guaranty shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Borrowers or to change the jurisdiction of its Applicable Lending Office following the reasonable request in writing of the Borrower if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or Additional Amounts that may thereafter accrue and would not, in the sole determination of such Lender Party, require the disclosure of information that the Lender Party reasonably considers confidential, or be otherwise disadvantageous to such Lender Party.

     SECTION 2.13. Sharing of Payments, Etc. If any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 9.07) (a) on account of Obligations due and payable to such Lender Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party's ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party's ratable share (according to the proportion of (i) the amount of such other Lender Party's required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered. The Borrower agrees that any Lender Party so purchasing an interest or participating interest from another Lender Party pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender Party were the direct creditor of such Borrower in the amount of such interest or participating interest, as the case may be; provided, further, that, notwithstanding anything to the contrary contained in this Section 2.13, this Section 2.13 shall not apply to (x) the cash collateralization of the Mizuho Obligations pursuant to Section 3.01(d) and
Section 5.01(s) and (y) the repayment of outstanding Mizuho Obligations and the termination of Mizuho's Commitment on the Mizuho Termination Date.

     SECTION 2.14. Use of Proceeds. The proceeds of the Advances and issuances of Letters of Credit shall be available (and the Borrower agrees that it shall use such proceeds and Letters of Credit) solely (i) to refinance in full the Existing Credit Facilities and (ii) provide for working capital and general corporate purposes of the Borrowers and their respective Subsidiaries, Affiliates and joint ventures.

     SECTION 2.15. Defaulting Lenders. (a) In the event that, at any one time,
(i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Advance to any Borrower and (iii) such Borrower shall be required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then such Borrower may, so long as no Default shall occur or be continuing at such time and to the fullest extent permitted by applicable law, set off and otherwise apply the Obligation of such Borrower to make such payment to or for the account of such Defaulting Lender against the obligation of such Defaulting Lender to make such Defaulted Advance. In the event that, on any date, any Borrower shall so set off and otherwise apply its obligation to make any such payment against the obligation of such Defaulting Lender to make any such Defaulted Advance on or prior to such date, the amount so set off and otherwise applied by such Borrower shall constitute for all purposes of this Agreement and the other Loan Documents an Advance by such Defaulting Lender made on the date of such setoff under the Facility pursuant to which such Defaulted Advance was originally required to have been made pursuant to Section 2.01. Such Advance shall be considered, for all purposes of this Agreement, to comprise part of the Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to Section 2.01, even if the other Advances comprising such Borrowing shall be Eurodollar Rate Advances on the date such Advance is deemed to be made pursuant to this subsection (a). The Borrower shall notify the Administrative Agent at any time any Borrower exercises its right of set-off pursuant to this subsection
(a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Advance required to be made by such Defaulting Lender and (B) the amount set off and otherwise applied in respect of such Defaulted Advance pursuant to this subsection (a). Any portion of such payment otherwise required to be made by any Borrower to or for the account of such Defaulting Lender which is paid by such Borrower, after giving effect to the amount set off and otherwise applied by the Borrower pursuant to this subsection (a), shall be applied by the Administrative Agent as specified in subsection (b) or (c) of this Section 2.15.

     (b) In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to any Agent or any of the other Lender Parties and (iii) any Borrower shall make any payment hereunder or under any other Loan Document to the Administrative Agent for the account of such Defaulting Lender, then the Administrative Agent may, on its behalf or on behalf of such other Agents or such other Lender Parties and to the fullest extent permitted by applicable law, apply at such time the amount so paid by such Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount. In the event that the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date. Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to such other Agents or such other Lender Parties, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Administrative Agent, such other Agents and such other Lender Parties and, if the amount of such payment made by such Borrower shall at such time be insufficient to pay all Defaulted Amounts owing at such time to the Administrative Agent, such other Agents and such other Lender Parties, in the following order of priority:

          (i) first, to the Agents for any Defaulted Amounts then owing to them, in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to the Agents;

          (ii) second, to the Issuing Banks for any Defaulted Amounts then owing to them, in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to the Issuing Banks; and

          (iii) third, to any other Lender Parties for any Defaulted Amounts then owing to such other Lender Parties, ratably in accordance with such respective Defaulted Amounts then owing to such other Lender Parties.

Any portion of such amount paid by any Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Administrative Agent pursuant to this subsection (b), shall be applied by the Administrative Agent as specified in subsection (c) of this Section 2.15.

     (c) In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a Defaulted Amount and (iii) any Borrower, any Agent or any other Lender Party shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then such Borrower or such Agent or such other Lender Party shall pay such amount to the Administrative Agent to be held by the Administrative Agent, to the fullest extent permitted by applicable law, in escrow or the Administrative Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it. Any funds held by the Administrative Agent in escrow under this subsection (c) shall be deposited by the Administrative Agent in an account with Citibank, in the name and under the control of the Administrative Agent, but subject to the provisions of this subsection (c). The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be Citibank's standard terms applicable to escrow accounts maintained with it. Any interest credited to such account from time to time shall be held by the Administrative Agent in escrow under, and applied by the Administrative Agent from time to time in accordance with the provisions of, this subsection (c). The Administrative Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Administrative Agent or any other Lender Party, as and when such Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advances and amounts required to be made or paid at such time, in the following order of priority:

          (i) first, to the Agents for any amounts then due and payable by such Defaulting Lender to them hereunder, in their capacities as such, ratably in accordance with such respective amounts then due and payable to the Agents;

          (ii) second, to the Issuing Banks for any amounts then due and payable to them hereunder, in their capacities as such, by such Defaulting Lender, ratably in accordance with such respective amounts then due and payable to the Issuing Banks;

          (iii) third, to any other Lender Parties for any amount then due and payable by such Defaulting Lender to such other Lender Parties hereunder, ratably in accordance with such respective amounts then due and payable to such other Lender Parties; and

          (iv) fourth, to the applicable Borrower for any Advance then required to be made by such Defaulting Lender pursuant to a Commitment of such Defaulting Lender.

In the event that any Lender Party that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Administrative Agent in escrow at such time with respect to such Lender Party shall be distributed by the Administrative Agent to such Lender Party and applied by such Lender Party to the Obligations owing to such Lender Party at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.

     (d) The rights and remedies against a Defaulting Lender under this Section
2.15 are in addition to other rights and remedies that any Borrower may have against such Defaulting Lender with respect to any Defaulted Advance and that any Agent or any Lender Party may have against such Defaulting Lender with respect to any Defaulted Amount.

     SECTION 2.16. Evidence of Debt. (a) Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Advance owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. Each Borrower agrees that upon notice by any Lender Party to such Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender Party to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender Party, such Borrower shall promptly execute and deliver to such Lender Party, with a copy to the Administrative Agent, a Note in substantially the form of Exhibit A hereto payable to the order of such Lender Party in a principal amount equal to the Working Capital Commitment of such Lender Party. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.

     (b) The Register maintained by the Administrative Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender Party, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it,
(iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender Party hereunder, and (iv) the amount of any sum received by the Administrative Agent from any Borrower hereunder and each Lender Party's share thereof.

     (c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender Party in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from any Borrower to, in the case of the Register, each Lender Party and, in the case of such account or accounts, such Lender Party, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender Party to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement.

     SECTION 2.17. Existing Letters of Credit. Effective as of the Effective Date, (i) all "Letters of Credit" issued and outstanding under (A) the J. Ray Credit Agreement for the account of any JRM Borrower shall be deemed to be Letters of Credit and (B) the McDermott Credit Agreement (except as set forth on Schedule V hereto) shall be deemed to be Letters of Credit issued for the account of BWXT, in each case, under this Agreement and (ii) the applications and agreements for such Letters of Credit shall be deemed to be Letter of Credit Agreements hereunder.

                                  ARTICLE III

                            CONDITIONS OF LENDING AND
                         ISSUANCES OF LETTERS OF CREDIT

     SECTION 3.01. Conditions Precedent to Initial Extension of Credit. The obligation of each Lender to make an Advance or of each Issuing Bank to issue a Letter of Credit on the occasion of the Initial Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent before or concurrently with the Initial Extension of Credit:

          (a) The Administrative Agent shall have received on or before the day of the Initial Extension of Credit the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Lender Parties (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender Party:

               (i) The Notes, if any, payable to the order of the Lenders.

               (ii) A security agreement in substantially the form of Exhibit D hereto (together with each other security agreement and security agreement supplement delivered pursuant to Section 5.01(j), in each case as amended, the "SECURITY AGREEMENT"), duly executed by each Grantor (as defined therein), together with:

               (A) certificates representing the Pledged Equity accompanied, where applicable, by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank,

               (B) proper financing statements, in form sufficient for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect and protect the priority of the liens and security interests created under the Security Agreement, covering the Collateral described in the Security Agreement,

               (C) completed requests for information, dated on or before the date of the Initial Extension of Credit, listing all effective financing statements filed in the jurisdictions referred to in clause
          (B) above that name any Borrower as debtor, together with copies of such other financing statements,

               (D) evidence of the insurance required by the terms of the Security Agreement, and

               (E) receipt of duly executed payoff letters and UCC-3 termination statements.

               (iii) A guaranty in substantially the form of Exhibit E hereto (together with each other guaranty and guaranty supplement delivered pursuant to Section 5.01(j), in each case as amended, the "SUBSIDIARY GUARANTY"), duly executed by each Subsidiary Guarantor.

               (iv) Certified copies of the resolutions of the Board of Directors of each initial Loan Party approving the Transaction and each Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the Transaction and each Loan Document to which it is or is to be a party.

               (v) Except as provided in Section 5.01(t), a copy of a certificate of the Secretary of State or similar governmental authority of the jurisdiction of incorporation or organization of each initial Loan Party, dated reasonably near the date of the Initial Extension of Credit, certifying (A) as to a true and correct copy of the charter of such Loan Party, as amended through the date of such certificate, on file in such Secretary's or similar office and, in the case of each initial Loan Party that is organized under the laws of a jurisdiction located within the United States, (B) that (1) such Loan Party has paid all franchise taxes to the date of such certificate and
          (2) such Loan Party is duly incorporated or organized and in good standing or presently subsisting under the laws of the jurisdiction of its incorporation or organization.

               (vi) A certificate of each initial Loan Party, signed on behalf of such Loan Party by its President or a Vice President and its Secretary or any Assistant Secretary, dated the date of the Initial Extension of Credit (the statements made in which certificate shall be true on and as of the date of the Initial Extension of Credit), certifying as to (A) the absence of any amendments to the charter of such Loan Party since the date of the certificate referred to in
          Section 3.01(a)(v), (B) a
          true and correct copy of the bylaws or other governing documents of such Loan Party as in effect on the date on which the resolutions referred to in Section 3.01(a)(iv) were adopted and on the date of the Initial Extension of Credit, (C) the due incorporation and good standing or valid existence of such Loan Party as a corporation organized under the laws of the jurisdiction of its incorporation or organization, and the absence of any proceeding for the dissolution or liquidation of such Loan Party, (D) the truth of the representations and warranties contained in the Loan Documents as though made on and as of the date of the Initial Extension of Credit, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of the Initial Extension of Credit, in which case as of such specific date, and (E) the absence of any event occurring and continuing, or resulting from the Initial Extension of Credit, that constitutes a Default.

               (vii) A certificate of the Secretary or an Assistant Secretary of each initial Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

               (viii) A certificate from the Chief Financial Officer of MII, in substantially the form of Exhibit F hereto, respectively, attesting to the Solvency of MII and its Subsidiaries, taken as a whole, before and after giving effect to the Transaction.

               (ix) Evidence of insurance naming the Collateral Agent as additional insured and loss payee with respect to the Collateral with such responsible and reputable insurance companies or associations, and in such amounts and covering such risks as are agreed to by the parties hereto, including, without limitation, business interruption insurance.

               (x) A Notice of Borrowing or Notice of Issuance, as applicable, relating to the Initial Extension of Credit.

               (xi) A favorable opinion of (A) Baker Botts, L.L.P., counsel for MII, in substantially the form of Exhibit G-1 hereto and (B) John T. Nesser, General Counsel of MII, in substantially the form of Exhibit G-2 hereto.

               (xii) A favorable opinion of Durling & Durling, Panamanian counsel to the Loan Parties, in substantially the form of Exhibit H hereto.

          (b) MII shall have made the MII Loans available to each of BWXT and JRMSA, and each of BWXT and JRMSA shall have borrowed, or shall borrow contemporaneously with the Initial Extension of Credit, the full amount of MII Loans made available to it.

          (c) On or prior to the Effective Date, all outstanding letters of credit issued for the account of MII or its Subsidiaries under the McDermott Credit Agreement will be required to either be transferred to the account of one or more Borrowers under the

     Facilities or to be fully cash collateralized on terms reasonably satisfactory to the Lender Parties.

          (d) MII shall have deposited $6,000,000 into the Mizuho Cash Collateral Account.

          (e) The Borrowers shall have paid all accrued fees of the Agents and the Lender Parties and all accrued expenses of the Agents (including the accrued fees and expenses of counsel to the Administrative Agent and local counsel to the Lender Parties).

     SECTION 3.02. Conditions Precedent to Each Borrowing and Issuance and Renewal. The obligation of each Lender to make an Advance (other than a Letter of Credit Advance made by an Issuing Bank or a Lender pursuant to Section 2.03(c)) on the occasion of each Borrowing (including the initial Borrowing), and the obligation of each Issuing Bank to issue a Letter of Credit (including the initial issuance) or renew a Letter of Credit, shall be subject to the conditions precedent that on the date of such Borrowing or issuance or renewal
(a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or Notice of Issuance or Notice of Renewal and the acceptance by any Borrower of the proceeds of such Borrowing or of such Letter of Credit or the renewal of such Letter of Credit shall constitute a representation and warranty by such Borrower that both on the date of such notice and on the date of such Borrowing or issuance or renewal such statements are true):

          (i) the representations and warranties contained in this Agreement are correct and the representations and warranties in each of the other Loan Documents are correct in all material respects, in each case on and as of such date, before and after giving effect to such Borrowing or issuance or renewal and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Borrowing or issuance or renewal, in which case as of such specific date;

          (ii) no Default has occurred and is continuing, or would result from such Borrowing or issuance or renewal or from the application of the proceeds therefrom; and

          (iii) (A) in the case of the JRM Borrowers, the full amount of the MII Loan made to JRMSA is outstanding and (B) in the case of BWXT, the full amount of the MII Loan made to BWXT is outstanding; provided, however, that this clause (iii) shall only apply to an Advance (other than a Letter of Credit Advance made by an Issuing Bank or a Lender pursuant to Section 2.03(c));

and (b) the Administrative Agent shall have received such other approvals, opinions or documents as any Lender Party through the Administrative Agent may reasonably request.

     SECTION 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender

Party prior to the Initial Extension of Credit specifying its objection thereto and, if the Initial Extension of Credit consists of a Borrowing, such Lender Party shall not have made available to the Administrative Agent such Lender Party's ratable portion of such Borrowing.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

     SECTION 4.01. Representations and Warranties of the Borrower. Each Loan Party represents and warrants as follows:

          (a) Each Loan Party and each of its Subsidiaries (i) is a duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) is duly qualified to do business and in good standing in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed and (iii) has all requisite corporate power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted, except for any failures to be so organized, existing, qualified to do business or in good standing or to have such power and authority as would not, individually or in the aggregate, have a Material Adverse Effect.

          (b) Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party as of the Effective Date showing as of the Effective Date (as to each such Subsidiary) the jurisdiction of its incorporation, the number of shares of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. Except as specified on
     Schedule 4.01(b), all of the outstanding Equity Interests in each Loan Party's Subsidiaries organized under the laws of any state of the United States have been validly issued, are fully paid and non-assessable and are owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens, except those created under the Collateral Documents and Permitted Liens.

          (c) The execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be a party, and the consummation of the Transaction, are within such Loan Party's corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Loan Party's charter or bylaws or other constitutive documents, (ii) violate, in any material respect, any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties, except for such breaches, defaults or required payments as, would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would be reasonably expected to have a Material Adverse Effect.

          (d) Except as contemplated by the Loan Documents and except for filings required to be made by MII with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Loan Document to which it is or is to be a party, or for the consummation of the Transaction, (ii) the grant by any Loan Party or by any of its Subsidiaries of the Liens granted by it pursuant to the Collateral Documents or (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the required priority).

          (e) This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party or Subsidiary of such Loan Party party thereto, enforceable against such Loan Party of such Subsidiary in accordance with its terms, except as that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

          (f) There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or threatened before any court, governmental agency or arbitrator that (i) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the Transaction or (ii) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect, except as disclosed on Schedule 4.01(f) hereto or in MII's annual report on Form 10-K for the year ended December 31, 2001 or MII's quarterly report on Form 10-Q for the quarter ended September 30, 2002.

          (g) The Consolidated balance sheets of MII and its Subsidiaries as at December 31, 2001, and the related Consolidated statements of income and cash flows of MII and its Subsidiaries for the fiscal year then ended, accompanied by an unqualified opinion of Pricewaterhouse Coopers LLP, independent public accountants, and the Consolidated balance sheets of MII and its Subsidiaries as at September 30, 2002, and the related Consolidated statements of income and cash flows of MII and its Subsidiaries for the nine months then ended, duly certified by the Chief Financial Officer of MII, copies of which have been furnished to each Lender Party, fairly present the Consolidated financial condition of MII and its Subsidiaries as at such dates and the Consolidated results of operations of MII and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis, and since December 31, 2001, there has been no Material Adverse Change (except as identified in MII's report on Form 10-Q for the quarter ended September 30, 2002, in
     Schedule 4.01(g) hereto, in any of the other Schedules delivered pursuant to this Section 4.01 or in any other writing delivered to each of the Lender Parties).

          (h) No information, exhibit or report furnished by or on behalf of any Borrower in writing to any Agent or any Lender Party in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents (taken together with all other information furnished by or on behalf of the Loan Parties) contained as of the date such information is dated or certified (or, if not dated or certified, as of the date such information is provided) any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were or are made, not misleading; provided, however, that, with respect to any such information, exhibit or report consisting of statements, estimates and projections regarding the future performance of MII or any of its Subsidiaries ("PROJECTIONS"), no representation or warranty is made other than that such Projections have been prepared in good faith utilizing due and careful consideration and the best information available to MII at the time of preparation thereof.

          (i) No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or drawings under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

          (j) Neither any Loan Party nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended. Neither any Loan Party nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Loan Parties, nor the consummation of the other transactions contemplated by the Loan Documents, will constitute a violation by any Loan Party of any applicable provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

          (k) Neither any Loan Party nor any Subsidiary of any Loan Party is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction that would be reasonably expected to have a Material Adverse Effect.

          (l) After making all of the filings and taking all other actions required to be made by any of the Loan Parties and the other Collateral Grantors which are necessary to perfect the security interest in the Collateral created under the Collateral Documents , the Collateral Documents will create in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings and other applicable actions, perfected first priority security interest in the Collateral, subject only to the Liens permitted by the Loan Documents, securing the payment of the Secured Obligations. The Loan Parties and the other Collateral Grantors are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents.

          (m) MII and its Subsidiaries are, taken as a whole, Solvent.

          (n) (i) Except as specified in Schedule 4.01(n) hereto, since December 31, 2001, no ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a material liability of any Loan Party or any ERISA Affiliate.

          (ii) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Administrative Agent, was complete and accurate and fairly presented the funding status of such Plan as of the date thereof, and, except as specified in Schedule 4.01(n) hereto, since the date of such Schedule B there has been no material adverse change in such funding status.

          (iii) Since December 31, 2001, neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan in an amount in excess of $20,000,000.

          (iv) Since December 31, 2001, neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and none of the Loan Parties reasonably expects such Multiemployer Plan to be in reorganization or to be terminated, within the meaning of Title IV of ERISA, except for any such reorganizations or terminations as would not, individually or in the aggregate, result in a liability of any Loan Party or any ERISA Affiliate in excess of $20,000,000.

          (v) With respect to each scheme or arrangement mandated by a government other than the United States (a "FOREIGN GOVERNMENT SCHEME OR ARRANGEMENT") and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a "FOREIGN PLAN"):

               (i) Any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices, except for such failure to make contributions as would not individually or in the aggregate, result in a material liability of any Loan Party or any Subsidiary of any Loan Party.

               (ii) The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Effective Date, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles, except for deficiencies that would not individually or in the aggregate, result in a material liability.

               (iii) Each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, except for failures to register that would not individually or in the aggregate, result in a material liability of any Loan Party or any Subsidiary of any Loan Party.

          (o) In each case, except as set forth in Schedule 4.01(o) hereto:

          (i) (A) The operations and properties of each Loan Party and each of its Subsidiaries comply with all applicable Environmental Laws and Environmental Permits, except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect; (B) all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without material ongoing obligations or costs, except where the failure to resolve any such non-compliance would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; and (C) no circumstances exist that would be reasonably expected to (1) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties that would be reasonably expected to have a Material Adverse Effect or (2) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that would be reasonably expected to have a Material Adverse Effect.

          (ii) None of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or, to the knowledge of any of the Loan Parties as of the Effective Date, currently proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of its knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries.

          (iii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation currently or formerly owned or operated by any Loan Party or any of its Subsidiaries, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in a Material Adverse Effect.

          (p) (i) Neither any Loan Party nor any of its Subsidiaries is party to any Affiliated group tax sharing agreement other than (A) the Tax Allocation Agreement dated January 1, 2000 and (B) the tax separation agreement contemplated by the Settlement Agreement.

          (ii) Each Loan Party and each of its Subsidiaries and Affiliates has filed, has caused to be filed or has been included in all Federal and state and material local and foreign tax returns required to be filed (after giving effect to any applicable extension in the time for filing) with respect to such Loan Party and each of its Subsidiaries. All Taxes with respect to such Loan Party and each of its Subsidiaries shown to be due on such tax returns, together with applicable interest and penalties, have been paid.

          (iii) Set forth on Schedule 4.01(p) hereto is a complete and accurate list, as of the Effective Date, of each taxable year of each Loan Party and each of its Subsidiaries for which U.S. Federal income tax returns have been filed and for which the expiration of the applicable statute of limitations for assessment or collection has not occurred by reason of extension or otherwise (an "OPEN YEAR").

          (iv) The Internal Revenue Service has issued notices for the MI consolidated group for the fiscal years ended March 31, 1993, 1994, 1995, 1996, 1997 and 1998 and for the JRMHI consolidated group for the fiscal years ended March 31, 1995, 1996 and 1998 asserting deficiencies in the amount of taxes reported. Each Loan Party and its Subsidiaries and Affiliates believe that any additional income taxes ultimately assessed against the MI and JRMHI consolidated groups in respect of those fiscal years will not exceed $23,100,000.

          (v) The aggregate unpaid amount, as of the Effective Date, of adjustments to the state, local and foreign tax liability of each Loan Party and its Subsidiaries and Affiliates proposed in writing by all state, local and foreign taxing authorities (other than amounts arising from adjustments to Federal income tax returns) does not exceed $7,000,000. No issues have been raised in writing by such taxing authorities that, in the aggregate, could be reasonably likely to have a Material Adverse Effect.

          (vi) No "ownership change" as defined in Section 382(g) of the Internal Revenue Code, and no event that would result in the application of the "separate return limitation year" limitations under the Federal income tax consolidated return regulations, has occurred with respect to any Loan Party since December 31, 2001.

          (q) Set forth on Schedule 4.01(q) hereto is a complete and accurate list, as of the date therein specified, of each item of Surviving Debt that, in each case, consists of Debt in excess of $1,000,000 in principal amount and is described in clauses (a), (c), (f) and (h) of the definition of "Debt" contained of Section 1.01 (but, in each case, excluding Debt of any Loan Party or any Subsidiary of any Loan Party owed to any other Loan Party or any Subsidiary of any other Loan Party), showing as of the Effective Date the obligor and the principal amount outstanding thereunder, the maturity date thereof and the amortization schedule therefor.

          (r) Set forth on Schedule 4.01(r) hereto is a complete and accurate list, as of the dates therein specified, of all Liens (other than Permitted Liens) relating to Debt listed on Schedule 4.01(q) on the property or assets that consist of Collateral of any Loan Party, showing as of the Effective Date the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto.

          (s) Set forth on Schedule 4.01(s) hereto is a complete and accurate list, as of the Effective Date, of each item of real property located in the United States owned by any Loan Party or any of its Subsidiaries having an individual market value in excess of $5,000,000, showing as of the Effective Date the street address, county or other relevant jurisdiction, state, record owner and book value thereof.

          (t) Set forth on Schedule 4.01(t) hereto is a complete and accurate list, as of the Effective Date, of each lease of real property located in the United States under which any Loan Party or any of its Subsidiaries is the lessee and where the leasehold interest has an individual market value in excess of $5,000,000, showing as of the Effective Date the street address, county or other relevant jurisdiction, state, lessor, lessee, and current annual rental cost thereof.

          (u) Set forth on Schedule 4.01(u) hereto is a complete and accurate list of all material Investments (in each case, having a value, as of the Effective Date, of not less than $1,000,000) held by any Loan Party as of
     (i) December 31, 2002, in the case of Investments in unconsolidated Subsidiaries, showing as of such date the amount, obligor or issuer and maturity, if any, thereof, and (ii) the date hereof, in the case of all other Investments (excluding any Investments in any Subsidiaries of the Loan Parties), showing as of the Effective Date the amount, obligor or issuer and maturity, if any, thereof.

          (v) Set forth on Schedule 4.01(v) hereto is a complete and accurate list of all patents, trademarks, trade names, service marks and copyrights that are material to MII and its Subsidiaries taken as a whole, and all applications therefor and licenses thereof, in each case, that constitute Collateral as of the Effective Date, showing as of the Effective Date the jurisdiction in which registered, the registration number, the date of registration and the expiration date.

          (w) Set forth on Schedule 4.01(w) hereto is a complete and accurate list of all Material Contracts of each Loan Party and its Subsidiaries as of the Effective Date, showing as of the Effective Date the parties, subject matter and (where determinable) term thereof (except, in each case, where such information is classified or otherwise restricted by contract or by law, regulation or governmental guidelines). Each such Material Contract has been duly authorized, executed and delivered by all Loan Parties or Subsidiaries party thereto, and, to the knowledge of such Loan Parties or Subsidiaries, is in full force and effect as of the Effective Date.

          (x) Set forth on Schedule 4.01(x) hereto is a complete and accurate list of all vessels owned by each Loan Party having a book value in excess of $1,000,000 as of the Effective Date.

                                   ARTICLE V

                         COVENANTS OF THE LOAN PARTIES

     SECTION 5.01. Affirmative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, each Loan Party will:

          (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970 (or any similar foreign statute)), except where the failure to so comply would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

          (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent,
     (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all material lawful claims against it that, if unpaid, might by law become a Lien upon its property; provided, however, that neither such Loan Party nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes presently enforceable against its other creditors.

          (c) Compliance with Environmental Laws. Comply, and cause each of its Subsidiaries and, as far as reasonable practicable, all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits, except where the failure to do so would not be reasonably expected to have a Material Adverse Effect; obtain and renew and cause each of its Subsidiaries to obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws, except where the failure to do so would not be reasonably expected to have a Material Adverse Effect; provided, however, that neither such Loan Party nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances (if and to the extent required by GAAP).

          (d) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations or, through self-insurance, in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Loan Party or such Subsidiary operates.

          (e) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain (unless, in the case of any Subsidiary other than MI or any such Subsidiary that is also a Loan Party, (i) the Board of Directors of such Loan Party determines that such preservation and maintenance is no longer necessary in the conduct of the business of such Loan Party and its Subsidiaries, taken as a whole, and
     (ii) the failure to so preserve and maintain would not impair the Collateral in any material respect), its existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises; provided, however, that such Loan Party and its Subsidiaries may consummate any merger or consolidation permitted under
     Section 5.02(d) and provided further that neither such Loan Party nor any of its Subsidiaries shall be required to preserve any right, permit, license, approval, privilege or franchise if the Board of Directors of such Loan Party or such Subsidiary shall determine that the preservation thereof is no longer necessary in the conduct of the business of such Loan Party or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to such Loan Party, such Subsidiary.

          (f) Visitation Rights. At any reasonable time and from time to time, following reasonable notice and subject to any applicable restrictions or limitations on access to any facility or information that is classified or restricted by contract or by law, regulation or governmental guidelines, permit any of the Agents or any of the Lender Parties, or any agents or representatives thereof, to visit the properties of, such Loan Party and any of its Subsidiaries, and to discuss the affairs, finances and accounts of such Loan Party and any of its Subsidiaries with any of their officers and with their independent certified public accountants; provided, however, that advance notice of any discussion with such independent public accountants shall be given to the Loan Parties, and the Loan Parties shall have the opportunity to be present at any such discussion.

          (g) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Loan Party and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

          (h) Maintenance of Properties, Etc. Maintain and preserve and cause each of its Subsidiaries to maintain and preserve, at all times, all property material to the conduct of the business of MII and its Subsidiaries, taken as a whole, and keep such property in good repair, working order and condition (ordinary wear and tear excepted) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted.

          (i) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of its Affiliates (other than transactions among any of MI, any one or more of the Loan Parties and any one or more Subsidiaries of any Loan Party) with any of their Affiliates on terms that are fair and reasonable and no less favorable to such Loan Party or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

          (j) Covenant to Give Security. Upon the request of the Collateral Agent following the acquisition of any property having a value of not less than $1,000,000 by any Collateral Grantor, and such property (i) is not already subject to an agreement (otherwise acceptable under the terms of this Agreement) that prevents the encumbering of such property or that would treat such encumbering as a default thereunder and (ii) in the reasonable judgment of the Collateral Agent, shall not already be subject to a perfected first priority security interest, subject only to the Liens permitted by the Loan Documents, in favor of the Collateral Agent for the benefit of the Secured Parties, then such Collateral Grantor shall, in each case at the expense of the JRM Borrowers:

               (A) within 15 days after such request, furnish to the Collateral Agent a description of such property in detail reasonably satisfactory to the Collateral Agent,

               (B) within 25 days after such request and the receipt from the Collateral Agent of drafts of proposed documentation that conforms to the Collateral Documents then in effect, duly execute and deliver to the Collateral Agent mortgages, pledges, assignments, security agreement supplements and other security agreements, as specified by and in form and substance reasonably satisfactory to the Collateral Agent, securing payment of all the Obligations of the

          Loan Parties under the Loan Documents and constituting Liens on all such property,

               (C) within 35 days after such request, take whatever action (including, without limitation, the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be reasonably necessary or advisable in the opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the mortgages, pledges, assignments, security agreement supplements and security agreements delivered pursuant to this Section 5.01(j),

               (D) within 60 days after such request, deliver to the Collateral Agent, upon the reasonable request of the Collateral Agent, a signed copy of a favorable opinion (subject to customary qualifications, assumptions, exceptions and limitations), addressed to the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Collateral Agent as to the matters contained in clauses (B) and (C) above, as to such mortgages, pledges, assignments, security agreement supplements and security agreements being legal, valid and binding obligations of the applicable Collateral Grantor, enforceable in accordance with their terms, and as to the matters contained in clause (C) above,

               (E) as promptly as practicable after such request, deliver, upon the reasonable request of the Collateral Agent, to the Collateral Agent with respect to each parcel of real property owned by the entity that is the subject of such request all applicable deliveries that would have been required under Section 5.01(p) in respect of such property as though it had been subject thereto,

               (F) promptly following its receipt of notice from the Collateral Agent of the existence of an Event of Default, (A) cause to be deposited any and all cash dividends paid or payable to it or any of its Subsidiaries from any of its Subsidiaries from time to time into the Collateral Account so long as such Event of Default shall exist, and (B) with respect to all other dividends paid or payable to it or any of its Subsidiaries from time to time so long as such Event of Default shall exist, promptly execute and deliver, or cause such Subsidiary to promptly execute and deliver, as the case may be, any and all further instruments and take or cause such Subsidiary to take, as the case may be, all such other action as the Collateral Agent may reasonably deem necessary or desirable in order to obtain and maintain from and after the time such dividend is paid or payable a perfected, first priority lien on and security interest in such dividends, and

               (G) at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Collateral Agent may reasonably deem necessary or desirable in perfecting and preserving the Liens of the mortgages, pledges, assignments, security agreements and security agreement supplements described in the foregoing clauses.

          (k) Further Assurances. (i) Promptly upon request by any Agent, or any Lender Party through the Administrative Agent, correct, and cause each of its Subsidiaries promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof.

          (ii) Promptly upon request by any Agent, or any Lender Party through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender Party through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject such Loan Party's (other than BWXT) or any of its Subsidiaries' (other than MI or any of its Subsidiaries, including BWXT) properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which such Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

          (l) Preparation of Environmental Reports. At the reasonable request of the Required Lenders from time to time, which request shall specify the reason therefor, provide to the Lender Parties within 90 days after such request, at the expense of such Loan Party, a Phase I environmental site assessment report for any of its or its Subsidiaries' properties described in such request that constitute or are intended to constitute Collateral, prepared by an environmental consulting firm acceptable to the Required Lenders, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties.

          (m) Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of real property to which such Loan Party or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

          (n) Cash Concentration Accounts; Existing Cash Management System. (i) Maintain, and cause each of its Subsidiaries to maintain main cash concentration accounts (other than Permitted Unblocked Accounts) solely with Lender Parties and (ii) maintain the existing cash management system of the Loan Parties and MI as in effect on the Effective Date, in all material respects, subject to such modifications as are necessary to implement the security arrangements or other provisions (such as those relating to Permitted Unblocked Accounts) contemplated by the Loan Documents.

          (o) Performance of Material Contracts. Use commercially reasonable efforts to perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, use commercially reasonable efforts to maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

          (p) Mortgages. Deliver, no later than 60 days following the Effective Date, deeds of trust, trust deeds and mortgages in form and substance reasonably satisfactory to the Required Lenders, to be promptly negotiated in good faith by all parties, and covering the properties that are owned by any Collateral Grantor and are listed on Schedule 4.01(s) hereto (together with the Assignments of Leases and Rents referred to therein and each other mortgage delivered pursuant to Section 5.01(j), in each case as amended, the "MORTGAGES"), duly executed by the appropriate Collateral Grantor, together with:

               (i) evidence that counterparts of the Mortgages have been duly recorded in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien, subject only to the Liens permitted by the Loan Documents, on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid,

               (ii) title searches in respect of such properties, in form and substance satisfactory to the Required Lenders,

               (iii) the Assignments of Leases and Rents referred to in the Mortgages, duly executed by the appropriate Borrower, and

               (iv) evidence of the insurance required by the terms of the Mortgages.

          (q) Ship Mortgages. As soon as practicable, but in any event no later than (i) 60 days, in the case of Panamanian-flagged vessels and (ii) 30 days, in the case of U.S.-flagged vessels, in each case, fleet or ship mortgages in form and substance reasonably satisfactory to the Required Lenders, to be promptly negotiated in good faith by all parties, hereto and covering the vessels identified as vessels to be mortgaged on Schedule 4.01(x) (the "SHIP MORTGAGES").

          (r) Accounts. Obtain and deliver to the Administrative Agent, within five Business Days after the Effective Date, with respect to investment or deposit accounts

     (other than Permitted Unblocked Accounts) maintained with Citibank, and within 30 days following request by the Collateral Agent (or such later date as the Required Lenders may reasonably determine), with respect to other investment and deposit accounts (other than Permitted Unblocked Accounts), account control agreements with respect to all such investment and other deposit accounts of MII and JRMSA and its Subsidiaries that are Collateral Grantors, each in form and substance reasonably satisfactory to the Collateral Agent.

          (s) Mizuho Cash Collateralization. Upon the first to occur of (i) the next Business Day immediately preceding March 31, 2003 and (ii) 3 Business Days following the receipt of the first $7,500,000 of Net Cash Proceeds described in clauses (A) or (D) of Section 2.06(b), deposit $7,500,000 to be held in the Mizuho Cash Collateral Account.

          (t) Panamanian Certificates. In the event that a certificate referred to in Section 3.01(a)(v) is not delivered in respect of any Loan Party organized under the laws of Panama on or prior to the Effective Date, such certificate shall be delivered to the Administrative Agent as soon as practicable thereafter.

     SECTION 5.02. Negative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, no Loan Party will, at any time, without the prior written consent of the Required Lenders:

          (a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names such Loan Party or any of its Subsidiaries as debtor (other than any financing statement that is filed solely for precautionary purposes in connection with operating leases and any financing statement that is filed without the authorization of such Loan Party or any of its Subsidiaries), or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except:

               (i) Liens created or permitted under the Loan Documents;

               (ii) Permitted Liens;

               (iii) Liens on or with respect to any of the properties of MII and its Subsidiaries existing on the date hereof;

               (iv) purchase money Liens upon or in real property or equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens; provided, however, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed or improved and proceeds (including, without limitation, proceeds from associated contracts and insurances) of, and improvements, accessories and upgrades to, the property or equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided further that the aggregate principal amount of the Debt secured by Liens permitted by this clause (iv) shall not exceed $10,000,000 at any time outstanding;

               (v) Liens arising in connection with Capitalized Leases permitted under Section 5.02(b)(ii)(C); provided that no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases; and proceeds (including, without limitation, proceeds from associated contracts and insurances) of, and improvements, accessories and upgrades to, the property leased pursuant thereto;

               (vi) (1) Liens securing Remaining L/Cs, and (2) other Liens securing Debt outstanding in an aggregate principal amount not to exceed $5,000,000, provided that no such Lien shall extend to or cover any Collateral;

               (vii) Liens in favor of BP America, Inc. or any of its Subsidiaries, provided that (A) such Liens shall only cover the leasehold interests owned by JRMSA or any of its Subsidiaries relating to the leased premises located near Morgan City, Louisiana, all rights of the lessee under the related lease agreements, the buildings and other permanent constructions on the leased premises covered by such lease agreements and the equipment of JRMSA or any of its Subsidiaries held on those premises (provided, however, that such Liens shall exclude the "Facilities" (as such term is used in this clause (vii)(A) only, as defined in the Yard Agreement and any inventory or general intangibles related to the "Work", as such term is defined in the Yard Agreement), as Liens on those excluded assets constitute Permitted Liens that may otherwise be granted in favor of BP America, Inc.), (B) the Facilities are promptly secured by a Mortgage (in form reasonably acceptable to the Administrative Agent, to be negotiated in good faith) on such property on a subordinated basis (in no event later than [60] days after the Effective Date) and (C) BP America, Inc. and the Administrative Agent shall have agreed on intercreditor arrangements in respect of such property;

               (viii) any Lien existing on any asset prior to the acquisition thereof by any Loan Party or any of their respective Subsidiaries, provided that such Lien is not created in contemplation of or in connection with such acquisition and no such Lien shall be extended to cover property other than the asset being acquired and proceeds (including, without limitation, proceeds from associated contracts and insurances) of, and improvements, accessories and upgrades to, the asset being acquired;

               (ix) rights of setoff of banks;

               (x) Liens on Permitted L/C Lien Assets to secure Middle Eastern L/Cs and Hedge Agreements permitted under Section 5.02(b)(ii)(H), provided that the Applicable L/C Sublimit of the JRM Borrowers shall be reduced on a dollar-for-dollar basis to the extent that the sum of the aggregate face amount of Middle Eastern L/Cs that are so secured plus the aggregate Agreement Value of Hedge Agreements that are so secured exceeds $25,000,000;

               (xi) Liens to secure any extension, renewal, refunding or replacement (or successive extensions, renewals, refinancings, refundings or replacements), in whole or in part, of any Debt or other Obligation secured by any Lien referred to in the foregoing clauses
          (ii), (iii), (iv), (v), (vii), (viii) and (x), provided that (A) the principal amount of the Debt or other obligation secured thereby is no greater than the outstanding principal amount of such Debt or other Obligation immediately before such extension, renewal, refinancing, refunding or replacement (B) such Lien shall only extend to such assets as are already subject to a Lien in respect of such Debt or other Obligation;

               (xii) Liens permitted by Section 5.02(l) (solely to the extent that any agreement permitted thereunder would constitute a Lien); and

               (xiii) the financing statements and security agreements existing on the date hereof or relating to any of the Liens described in any of the foregoing clauses (i) through (xi); and

               (xiv) Liens which are imposed under Section 4068 of ERISA or
          Section 412(n)(1) of the Code and which would not constitute an Event of Default under Section 6.01(l).

          (b) Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

               (i) in the case of the Loan Parties and MI,

               (A) (other than BWXT), Debt in respect of Hedge Agreements with Hedge Banks designed to hedge against fluctuations in foreign exchange rates incurred in the ordinary course of business and consistent with prudent business practice with the aggregate Agreement Value thereof not to exceed $25,000,000 at any time outstanding, unless, with respect to any such excess amount, the Loan Parties (other than BWXT) shall have deposited with the Collateral Agent as cash collateral for the Obligations of the Loan Parties under the Loan Documents an amount equal to such excess amount within three Business Days following the date on which the aggregate Agreement Value exceeds the amount permitted pursuant to this sub-clause (A),

               (B) Debt owed to a Collateral Grantor or MII, which Debt (x) shall constitute Pledged Debt and (y) shall be evidenced by promissory notes in form reasonably satisfactory to the Collateral Agent and such promissory notes shall be pledged as security for the Obligations of the holder thereof under the Loan Documents to which such holder is a party and delivered to the Collateral Agent pursuant to the terms of the Security Agreement,

               (C) Debt consisting of the MII Loans or Debt described in clause
          (ii) below,

               (D) Debt consisting of Obligations of BWXT to lenders to CH2M Hill Mound, Inc. in an aggregate amount for all such Debt not to exceed $3,000,000 at any time outstanding, and

               (E) Subordinated Debt owing to Persons other than MII and its Subsidiaries in an amount not to exceed in the aggregate $25,000,000 at any time outstanding.

               (ii) in the case of the Loan Parties and their Subsidiaries,

               (A) Debt under the Loan Documents,

               (B) Debt secured by Liens permitted by Section 5.02(a)(iv) not to exceed in the aggregate $10,000,000 at any time outstanding,

               (C) Capitalized Leases entered into after the date hereof not to exceed in the aggregate $10,000,000 at any time outstanding,

               (D) the Surviving Debt, and any Debt extending the maturity of, or refunding or refinancing (including reasonable fees, costs and expenses incurred in connection with such refunding or refinancing), in whole or in part, any Surviving Debt, provided that the terms of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are otherwise permitted by the Loan Documents, provided further that the principal amount of such Surviving Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing, provided still further that the terms relating to principal amount, rate of interest, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Borrowers or the Lender Parties than the terms of any agreement or instrument governing the Surviving Debt being extended, refunded or refinanced,

               (E) (1) Debt consisting of intercompany Debt between or among any of the Loan Parties or any of their respective Subsidiaries so long as the Obligations of the debtors thereunder are subordinated to their Obligations, if any, under the

          Loan Documents and are incurred in the ordinary course of business consistent with past practices, and (2) Debt consisting of intercompany Debt owing by the Loan Parties or any of their respective Subsidiaries to any Insurance Subsidiary, provided that such Debt is incurred in the ordinary course of business consistent with past practices,

               (F) Debt consisting of Obligations to lenders to Construcciones Maritimas Mexicanas, S.A. de C.V., a Mexican corporation, and related unsecured guaranties by JRMSA or its Subsidiaries in the ordinary course of business consistent with past practices,

               (G) Obligations under the Settlement Agreement, provided that such Obligations (other than interest payment Obligations) shall mature no earlier than on the third anniversary of the confirmation of a plan of reorganization in the Chapter 11 case of B&W,

               (H) Debt in respect of letters of credit and Hedge Agreements issued by parties that are not Lender Parties; provided that, except as permitted under Section 5.02(a)(vi) or (x), such Debt shall be unsecured, and

               (I) Debt under Bilateral Obligations.

               (iii) Debt under the Asbestos Settlement Note.

               (iv) unsecured Debt of JRMSA, JRMHI and JRMI, in an aggregate amount for all such Debt not to exceed $5,000,000.

               (v) Notwithstanding any other provision contained in this Section 5.02(b), MII will not permit MI and its Subsidiaries, collectively, to create, incur, assume or suffer to exist consolidated Debt in excess of $100 million in the aggregate (excluding (A) existing Debt of MI and its Subsidiaries as shown on the December 31, 2002 balance sheet of MII and its Consolidated Subsidiaries, (B) any Debt extending the maturity of, or refunding or refinancing (including reasonable fees, costs and expenses incurred in connection with such refunding or refinancing), in whole or in part, any Debt described in clause (A) of this clause (v), (C) the MII Loan made to BWXT, (D) the Asbestos Settlement Note and (E) undrawn letters of credit, but including Advances made to BWXT under the Facilities).

          (c) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of the business of MII and its Subsidiaries, taken as a whole, as carried on at the date hereof.

          (d) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except (i) in a transaction permitted by Section 5.02(e) and (ii) that any Loan Party or Subsidiary of such Loan Party may merge into or consolidate with any other Subsidiary of such Loan Party, provided that (except in the case of any transaction permitted under Section

     5.02(e)), in the case of any such merger or consolidation, the Person surviving such merger or formed by such consolidation shall be a wholly-owned Subsidiary of such Loan Party, provided further that, in the case of any such merger, to which any Loan Party is a party, the Person surviving such merger shall be a Loan Party, and if such Loan Party is a Collateral Grantor, the Person surviving such merger shall be a Collateral Grantor, provided further that, in the case of any such consolidation, to which any Loan Party is a party, the Person formed by such consolidation shall execute an agreement reasonably satisfactory to the Administrative Agent pursuant to which such Person shall (x) assume the Obligations of such Loan Party under the Loan Documents to which such Loan Party is a party and (y) become a Loan Party, and if such Loan Party is a Collateral Grantor, such agreement shall provide that the Person formed by such consolidation shall be or become a Collateral Grantor; provided, however, that in each case, immediately after giving effect thereto, no event shall occur and be continuing that constitutes a Default.

          (e) Sales, Etc., of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets other than Inventory to be sold in the ordinary course of its business, except:

               (i) sales of Inventory in the ordinary course of its business;

               (ii) in a transaction authorized by Section 5.02(d);

               (iii) the sale of any asset (including Equity Interests) by such Loan Party or any Subsidiary of such Loan Party (other than a bulk sale of Inventory and a sale of Receivables other than delinquent accounts for collection purposes only) so long as (A) the purchase price paid (including any holdback or escrow amount for post-closing purchase price adjustments or indemnity claims) to such Loan Party or such Subsidiary for such asset shall be no less than the fair market value of such asset at the time of such sale, (B) the purchase price for such asset shall be paid to such Loan Party or such Subsidiary solely in cash and (C) the aggregate purchase price paid to such Loan Party and all of its Subsidiaries for such asset and all other assets sold by such Loan Party and its Subsidiaries pursuant to this clause
          (iii) shall not exceed $5,000,000;

               (iv) the sale of any Excluded Asset so long as (A) the purchase price paid (including any holdback or escrow amount for post-closing purchase price adjustments or indemnity claims) to such Loan Party for such Excluded Asset shall be no less than the fair market value of such asset at the time of such sale and (B) the purchase price for such asset shall be paid to such Loan Party solely in cash,

               (v) sales of obsolete or worn out property or property no longer used or useful in the business of MII and its Subsidiaries, whether now owned or hereafter acquired, in the ordinary course of business;

               (vi) any contribution or transfer of Equity Interests in B&W and its Subsidiaries, Equity Interests in MII, the Asbestos Settlement Note, rights to insurance and insurance proceeds or other assets pursuant to the terms of the Settlement Agreement;

               (vii) any contribution or transfer of intellectual property to B&W and its Subsidiaries and any forgiveness of intercompany receivables or Debt owing from B&W or any of its Subsidiaries in connection with the consummation of the transactions contemplated by the Settlement Agreement;

               (viii) charters of vessels in the ordinary course of business;

               (ix) Liens permitted under Section 5.02(a)(x) (to the extent that any such Lien would constitute a sale, transfer or other disposition of property under the laws of any applicable jurisdiction);

               (x) The sale, lease, transfer or other disposition of any asset by any Loan Party or one of its Subsidiaries to a Loan Party or any Subsidiary of a Loan Party; provided that to the extent any such asset constitutes Collateral, such sale, lease, transfer or other disposition shall not impair the security interest or the enforcement rights of the Secured Parties in respect of such asset; and

               (xi) so long as no Default shall occur and be continuing, the grant of any option or other right to purchase any asset in a transaction that would be permitted under the provisions of clauses
          (iii), (iv) and (v) above;

     provided that in the case of sales of assets pursuant to clauses (iii) and
     (iv) above, such Borrower shall, not more than three Business Days after the date of receipt by any Borrower or any of its Subsidiaries of the Net Cash Proceeds from such sale, collateralize the Facilities pursuant to, and in the amount set forth in, Section 2.06(b), as specified therein.

          (f) Investments in Other Persons. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person, except:

               (i) Investments existing on the date hereof;

               (ii) the MII Loans;

               (iii) equity Investments in wholly owned Subsidiaries;

               (iv) loans and advances to employees after the Effective Date in the ordinary course of the business of such Loan Party and its Subsidiaries as presently conducted in an aggregate principal amount not to exceed $4,000,000 at any time outstanding;

               (v) Investments in Cash Equivalents (A) by MII and its non-wholly-owned Subsidiaries, (B) that constitute Collateral, (C) consisting of restricted cash relating to the captive insurance Subsidiaries of MII, (D) that are pledged by such Loan Party or any of such Loan Party's wholly-owned Subsidiaries as cash collateral for Middle Eastern L/Cs or Hedge Agreements as permitted by Section 5.02(b)(ii)(H) or (E) that are invested in by any of such Loan Party's Subsidiaries outside of the United States in the ordinary course of business consistent with past practices;

               (vi) Investments of MII and its Subsidiaries existing on the date hereof and Investments in joint ventures or pursuant to teaming arrangements made after the date hereof pursuant to binding obligations existing as of the date hereof;

               (vii) Investments by such Loan Party or any Subsidiary of such Loan Party in Hedge Agreements permitted under Section 5.02(b)(i)(A);

               (viii) Investments consisting of intercompany Debt permitted under Section 5.02(b)(i)(B) or (c) or 5.02(b)(ii)(E);

               (ix) Investments in joint ventures of the Loan Parties and Subsidiaries, which joint ventures are formed after the Effective Date and which Investments are consistent with past practices in an aggregate amount for all such Investments not to exceed $10,000,000;

               (x) Investments in the form of loans to and unsecured guaranties made on behalf of Construcciones Maritimas Mexicanas, S.A. de C.V., a Mexican corporation, in the ordinary course of business and consistent with past practices; and

               (xi) other Investments made after the Effective Date in an aggregate amount not to exceed $2,500,000 existing at any one time for all such Investments (which may include Investments of any type, including but not limited to Investments of the types referred to in clauses (iv) and (viii) above).

          (g) Restricted Payments. Solely with respect to MII and BWXT, declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, as such, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in MII, other than in connection with any Plan or Welfare Plan. Notwithstanding the foregoing, so long as no Default shall have occurred and be continuing at the time of any action described in clause (i) or (ii) below or would result therefrom:

               (i) MII and BWXT may, except to the extent the Net Cash Proceeds thereof are required to be applied to the prepayment of the Advances pursuant to Section 2.06(b), purchase, redeem, retire, defease or otherwise acquire shares of its capital stock with the proceeds received contemporaneously from the issue of new shares of its capital stock with equal or inferior voting powers, designations, preferences and rights, and

               (ii) BWXT may declare and pay dividends so long as the proceeds therefrom are ultimately received by MI to be applied solely for Debt service and operating requirements of MI consistent with MI's past operating requirements, and

               (iii) MII and its Subsidiaries may make required payments under the Settlement Agreement.

          (h) Lease Obligations. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any obligations as lessee (i) for the rental or hire of real or personal property in connection with any sale and leaseback transaction, or (ii) for the rental or hire of other real or personal property of any kind under leases or agreements to lease (excluding Capitalized Leases), in each case under clause (i) or (ii) above, except in the ordinary course of business.

          (i) Amendments of Constitutive Documents. Amend, or permit any of its Subsidiaries to amend, its certificate of incorporation or bylaws or other constitutive documents in any manner that would be reasonably expected to have an adverse effect on the Lender Parties.

          (j) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any (i) material change in accounting policies or reporting practices, except (A) as required by generally accepted accounting principles or (B) upon 15 days notice to the Lender Parties, and in the absence of any objection from the Required Lenders, as permitted by generally accepted accounting principles or (ii) change in Fiscal Year.

          (k) Prepayments, Etc., of Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, except (i) the prepayment of the Advances in accordance with the terms of this Agreement, (ii) any extension, renewal, refunding or replacement of any Debt permitted under Section 5.02(b), (iii) any forgiveness of intercompany receivables or Debt owing from B&W and its Subsidiaries pursuant to the Settlement Agreement, (iv) the prepayment, redemption, purchase, defeasance or other satisfaction of any or all of the Series A Notes and (v) regularly scheduled or required repayments or redemptions of Debt permitted under Section 5.02(b) or amend, modify or change any term or condition of any Surviving Debt or Subordinated Debt in any manner that would, in the aggregate for all such changes, result in the terms of such Debt becoming materially less favorable to the Borrower, or permit any of its Subsidiaries to do any of the foregoing other than to prepay any Debt payable to any Loan Party or any Subsidiary of any Loan Party.

          (l) Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except (i) in favor of the Secured Parties or
     (ii) in connection with (A) any Surviving Debt (including any permitted refinancing thereof), or (B) any purchase money Debt permitted by

     Section 5.02(b)(ii)(B) solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property acquired with the proceeds of such Debt, or (C) any Capitalized Lease permitted by
     Section 5.02(b)(ii)(C) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto, or (D) existing joint venture agreements or (E) existing indentures, or (F) work performed by BWXT for the U.S. Navy, the U.S. Department of Defense, the U.S. Department of Energy or any other department or instrumentality of the U.S. Government or (G) any contract with BP regarding usage of the fabrication yard facilities and related assets referred to in the Yard Agreement. Notwithstanding the foregoing, this Section 5.02(l) does not and shall not apply to the following (in each case, to the extent not otherwise restricted under this Section 5.02):

               (A) any agreement or arrangement applicable to any Person or the property or assets of such Person acquired by any Loan Party or any of their respective Subsidiaries, existing at the time of such acquisition and not entered into in connection with or in contemplation of such acquisition; provided that the encumbrance or restriction therein is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of such Person, so acquired and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, than those in effect on the date of the acquisition;

               (B) limitations and restrictions on asset transfers:

                    (1) That restrict in a customary manner the subletting,
               assignment or transfer of any property or asset that is a lease, license, conveyance, joint venture, partnership interest or contract or similar property or asset,

                    (2) Existing by virtue of any transfer of, agreement to
               transfer, option or right with respect to, or Lien on, any property or assets of any Loan Party or any Subsidiary of a Loan Party not otherwise prohibited by the Loan Documents, or,

                    (3) Arising or agreed to in the ordinary course of business, not relating to any Debt, and that do not, individually or in the aggregate, detract from the value of property or assets of the Loan Parties or the Subsidiaries of the Loan Parties in any manner material to MII and its Subsidiaries, taken as a whole;

               (C) any agreement for the sale or other disposition of all or substantially all of the capital stock of, or property and assets of, a Subsidiary of a Loan Party;

               (D) contracts and agreements related to any extension, renewal or replacement of Debt that is permitted under Section 5.02(b) of this Agreement, provided that the restrictions contained in the contracts and agreements governing such extended, renewed or replaced Debt are no more restrictive, taken as a whole, than those contained in the contracts and agreements governing the Debt being extended, renewed or replaced; and

               (E) restrictions imposed by customers under construction contracts entered into in the ordinary course of business.

          (m) Partnerships, Etc. Become a general partner in any general or limited partnership or joint venture, or permit any of its Subsidiaries to do so, other than in the case of any Subsidiary the sole assets of which consist of its interest in such partnership or joint venture.

          (n) Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions.

          (o) Capital Expenditures. Make, or permit any of its Subsidiaries to make, any Capital Expenditures that would cause the aggregate of all such Capital Expenditures made by MII and its Subsidiaries during the term of the Facilities to exceed $80,000,000.

          (p) Formation of Subsidiaries. Organize or invest, or permit any Subsidiary to organize or invest, in any new Subsidiary, except for the organization or investment (subject to the restrictions of Section 5.01(i)) in any new Subsidiary in the ordinary course of such Loan Party's business consistent with past practices; provided, however, that upon the formation of any Subsidiary of JRMSA in any jurisdiction located within the United States, such Subsidiary shall forthwith execute a Guaranty Supplement (as defined in the Subsidiary Guaranty) and a Security Agreement Supplement (as defined in the Security Agreement), and shall take all other such actions as may be required to comply with the provisions of the Subsidiary Guaranty and the Security Agreement.

          (q) Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement expressly limiting the ability of any of its wholly-owned Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, such Loan Party or any wholly-owned Subsidiary of such Loan Party (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Loan Documents and (ii) any agreement or instrument evidencing Surviving Debt (including any permitted replacement or refinancing thereof). Notwithstanding the foregoing, this
     Section 5.02(q) does not and shall not apply to the following (in each case, to the extent not otherwise restricted under this Section 5.02):

               (A) any agreement or arrangement applicable to any Person or the property or assets of such Person acquired by any Loan Party or any of their respective Subsidiaries, existing at the time of such acquisition and not entered into in connection with or in contemplation of such acquisition; provided that the encumbrance or restriction therein is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of such Person, so acquired and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, than those in effect on the date of the acquisition;

               (B) limitations and restrictions on asset transfers (excluding limitations and restrictions on cash payments of dividends, redemptions or distributions with respect to capital stock and on cash repayments of intercompany loans or advances):

                    (1) That restrict in a customary manner the subletting,
               assignment or transfer of any property or asset that is a lease, license, conveyance, joint venture, partnership interest or contract or similar property or asset,

                    (2) Existing by virtue of any transfer of, agreement to
               transfer, option or right with respect to, or Lien on, any property or assets of any Loan Party or any Subsidiary of a Loan Party not otherwise prohibited by the Loan Documents, or

                    (3) Arising or agreed to in the ordinary course of business, not relating to any Debt, and that do not, individually or in the aggregate, detract from the value of property or assets of the Loan Parties or the Subsidiaries of the Loan Parties in any manner material to MII and its Subsidiaries, taken as a whole;

               (C) Any agreement for the sale or other disposition of all or substantially all of the capital stock of, or property and assets of, a Subsidiary of a Loan Party;

               (D) Contracts and agreements related to any extension, renewal or replacement of Debt that is permitted under Section 5.02(b) of this Agreement, provided that the restrictions contained in the contracts and agreements governing such extended, renewed or replaced Debt are not more restrictive, taken as a whole, than those contained in the contracts and agreements governing the Debt being extended, renewed or replaced; and

               (E) Restrictions imposed by customers under construction contracts entered into in the ordinary course of business.

     SECTION 5.03. Reporting Requirements. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Loan Parties will furnish to the Agents and the Lender
Parties:

          (a) Default or MAE Notice. (A) As soon as possible and in any event within (A) Three Business Days after a Responsible Officer of MII bewares aware of the occurrence of a Default and (B) seven Business Days after a Responsible Officer of MII becomes aware of any other event or development that, in the reasonable judgment of such officer, would reasonably be expected to have a Material Adverse Effect (other than matters of a general economic nature or generally affecting the industry or industries in which the Loan Parties operate), in each case continuing on the date of such statement, a statement of a Responsible Officer of MII setting forth details of such Default or event, development or occurrence and the action that MII has taken and proposes to take with respect thereto.

          (b) Annual Financials. (i) As soon as available and in any event within 120 days after the end of each Fiscal Year, a copy of the annual audit report for such year for MII and its Subsidiaries, including therein Consolidated balance sheets of MII and its Subsidiaries as of the end of such Fiscal Year and Consolidated statements of income and cash flows of MII and its Subsidiaries for such Fiscal Year, in each case accompanied by an opinion of Pricewaterhouse Coopers LLP or other independent public accountants of recognized standing reasonably acceptable to the Required Lenders that the consolidated financial statements of MII are prepared in accordance with generally accepted accounting principles, together with (i) a certificate of such accounting firm to the Lender Parties stating that in the course of the regular audit of the business of MII and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that an Event of Default has occurred and is continuing, or if, in the opinion of such accounting firm, an Event of Default has occurred and is continuing, a statement as to the nature thereof, (ii) a schedule in form reasonably satisfactory to the Required Lenders of the computations used by such accountants in determining, as of the end of such Fiscal Year, compliance with the covenants contained in
     Section 5.04, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, MII shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP and (iii) a certificate of the Chief Financial Officer of MII stating that no Event of Default has occurred and is continuing or, if an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that MII has taken and proposes to take with respect thereto.

          (ii) As soon as available and in any event within 120 days after the end of each Fiscal Year, a copy the annual unaudited (A) consolidated balance sheets of JRMSA and its Subsidiaries and consolidated balance sheets of BWXT and its Subsidiaries, in each case as of the end of such Fiscal Year, and (B) consolidated statements of income and cash flows of JRMSA and Subsidiaries and consolidated statements of income and cash flows of BWXT and its Subsidiaries, in each case for such Fiscal Year, in each case duly certified by the Chief Financial Officer of MII as having been prepared in accordance with generally accepted accounting principles (subject to normal year-end audit adjustments and the absence of complete footnotes), together with a schedule in form reasonably satisfactory to the Required Lenders of the computations used by such officer in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.04 applicable to each of JRMSA and its Subsidiaries and BWXT and its Subsidiaries, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, MII shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP.

          (c) Quarterly Financials. As soon as available and in any event within 60 days after the end of each of the first three quarters of each Fiscal Year, (i) Consolidated balance sheets of MII and its Subsidiaries, consolidated balance sheets of JRMSA and its Subsidiaries and consolidated balance sheets of BWXT and its Subsidiaries, in each case as of the end of such quarter, (ii) Consolidated statements of income and cash flows of MII and its Subsidiaries, consolidated statements of income and cash flows of JRMSA and Subsidiaries and consolidated statements of income and cash flows of BWXT and its Subsidiaries, in each case for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and (iii) Consolidated statements of income and cash flows of MII and its Subsidiaries, consolidated statements of income and cash flows of JRMSA and its Subsidiaries and consolidated statements of income and cash flows of BWXT and its Subsidiaries, in each case commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case covered by the preceding clauses (i), (ii) and (iii), in comparative form, the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified by the Chief Financial Officer of MII as having been prepared in accordance with generally accepted accounting principles (subject to normal year-end audit adjustments and the absence of complete footnotes), together with (i) a certificate of said officer stating that no Event of Default has occurred and is continuing or, if an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that MII has taken and proposes to take with respect thereto and (ii) a schedule in form reasonably satisfactory to the Required Lenders of the computations used by MII in determining whether or not the Loan Parties are in compliance with the covenants contained in Section 5.04, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, MII shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP.

          (d) Annual Forecasts. As soon as available and in any event no later than 10 days following approval by the board of directors of MII following the end of each Fiscal Year, forecasts prepared by management of MII, in form reasonably satisfactory to the Required Lenders, of balance sheets, income statements and cash flow statements on a quarterly basis for the Fiscal Year following such Fiscal Year and on an annual basis for each Fiscal Year thereafter until the Termination Date.

          (e) Rolling 4-Week Forecasts. A four-week rolling forecast of inflows and outflows of cash with an explanation of the significant variances from the most recent four-week rolling forecast delivered to the Agents and the Lender Parties (in substantially the form set forth on Exhibit J hereto, or in form otherwise reasonably satisfactory to the Administrative Agent), on a monthly basis in no event later than 30 days following the end of each month, for BWXT and, to the extent reasonably practicable, on a weekly basis, no later than the fifth Business Day after the end of such week, for the JRM Borrowers and their Subsidiaries on a consolidated basis.

          (f) Backlog Report. For each Borrower, on a quarterly basis, no later than 30 days following the end of each quarter, a backlog report similar to the report set forth on Exhibit K hereto, listing the total backlog amount for BWXT and for each project of the JRM Borrowers reflected therein: (i) the customer and project names, (ii) projected revenue and (iii) projected gross profit and actual gross profit to date, and in the case of the JRM Borrowers and their Subsidiaries on a Consolidated Basis, on a monthly basis no later than 30 days following the end of each month, a report, in form reasonably satisfactory to the Administrative Agent, listing significant contract/project bookings and projected gross profit for each such booking.

          (g) (i) on a monthly basis, in no event later than 30 days following the end of each month, a status report on the Frontrunner Project outlining project milestones consistent with the ongoing management of the project contract, and such other available information as the Administrative Agent may reasonably request, and (ii) on a quarterly basis, to be delivered no later than 30 days following the end of each such quarter, a variance report (the "FRONTRUNNER VARIANCE REPORT"), in form reasonably satisfactory to the Administrative Agent, showing, on a cumulative basis, any variance (the "FRONTRUNNER VARIANCE") in (1) the sum of the actual cost-to-complete to date of the Frontrunner Project plus the current estimate of the remaining cost-to-complete from (2) the total contract cost at completion as shown in the "December 2002 Contract Cost and Revenue Report" (a preliminary copy of which, subject to audit adjustments, has been delivered to the Required Lenders), in each case as adjusted for change orders executed by the customer.

          (h) Monthly Cash Balance Report. On a monthly basis, in no event later than 30 days following the end of each month, a report listing (i) all cash balances of MII and its Subsidiaries showing, separately, restricted and unrestricted cash balances, (ii) the current balances of all outstanding intercompany debt of MII and its Subsidiaries and (iii) a schedule setting forth (A) an accounting of the use of Net Cash Proceeds referred to in
     Section 2.06(b) that are not required to cash collateralize the Facilities and (B) cash or Cash Equivalents used to cash collateralize Middle Eastern L/Cs; in each case, in form reasonably satisfactory to the Administrative Agent.

          (i) Litigation. Promptly after a Responsible Officer has knowledge of the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(f).

          (j) Securities Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that MII sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements, that MII files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange.

          (k) Creditor Reports. Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of Debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lender Parties pursuant to any other clause of this
     Section 5.03.

          (l) Agreement Notices. Promptly after receipt thereof, copies of all notices, requests and other documents received by any Loan Party or any of its Subsidiaries under or pursuant to any Material Contract or indenture, loan or credit or similar agreement regarding or related to any material breach or default by any party thereto or any other event that would, in the reasonable judgment of a Responsible Officer of MII, be reasonably expected to have a Material Adverse Effect.

          (m) Revenue Agent Reports. Within 10 days after receipt, copies of any and all final assessments from the appeals division of the Internal Revenue Service, that determine or otherwise set forth positive adjustments to the Federal income tax liability of the affiliated group (within the meaning of Section 1504(a)(1) of the Internal Revenue Code) of which any Borrower is a member aggregating $5,000,000 or more.

          (n) ERISA. (i) as soon as possible, and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan, (ii) as soon as possible and in any event within 10 days after any Responsible Officer of the Loan Parties or any ERISA Affiliate either knows or has reason to know that any ERISA Event has occurred that alone or together with any other ERISA Event has resulted or would reasonably be expected to result in liability of the Loan Parties or any ERISA Affiliate in an aggregate amount exceeding $20,000,000, a statement of a Responsible Officer of MII setting forth details as to such ERISA Event and the action proposed to be taken with respect thereto, together with a copy of the notice, if any, of such ERISA Event given to the PBGC, (i) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information, (ii) promptly and in any event within five Business Days after receipt thereof, a copy of any notice the Loan Parties or any ERISA Affiliate receives from the PBGC relating to the intention of the PBGC to terminate any Plan or Plans or to appoint a trustee to administer any Plan or Plans, (iii) upon the filing with the PBGC pursuant to Section 412(n) of the Code or Section 302(f) of ERISA of a notice of failure to make a required installment or other payment with respect to a Plan, a statement of a Responsible Officer setting forth details as to such failure and the action proposed to be taken with respect thereto, together with a copy of such notice given to the PBGC and (iv) promptly and in any event within 30 days after receipt thereof by the Loan Parties or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the Loan Parties or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability,
     (B) a determination that a Multiemployer Plan is, or is expected to be, terminated or in reorganization, in each case within the meaning of Title IV of ERISA or (C) the amount of liability incurred, or that may be incurred by such Loan Party or any Affiliate of any Loan Party in connection with any event described in clause (A) or (B).

          (o) Environmental Conditions. Promptly after a Responsible Officer of any Loan Party has knowledge of the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Borrower or any of its Subsidiaries with any Environmental Law or Environmental Permit that would reasonably be expected to cause any property described in the Mortgages to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law.

          (p) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Borrower or any of its Subsidiaries as any Agent, or any Lender Party through the Administrative Agent, may from time to time reasonably request.

     SECTION 5.04. Financial Covenants. So long as any Advance or any other Obligation of any Borrower under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrowers will:

          (a) Minimum EBITDA. Maintain EBITDA for MII and its Subsidiaries of not less than the amount set forth below as of the respective measurement dates set forth below for the respective measurement periods set forth below:

===================================================================================

MEASUREMENT DATES                   MEASUREMENT PERIODS                   EBITDA
===================================================================================
-----------------------------------------------------------------------------------
March 31, 2003        For fiscal quarter ending March 31, 2003         $ 30,000,000
-----------------------------------------------------------------------------------
June 30, 2003         Two fiscal quarters ending June 30, 2003         $ 60,000,000
-----------------------------------------------------------------------------------
September 30, 2003    Three fiscal quarters ending June 30, 2003       $ 90,000,000
-----------------------------------------------------------------------------------
December 31, 2003     Four fiscal quarters ending December 31, 2003    $ 10,000,000
-----------------------------------------------------------------------------------
March 31, 2004        Four fiscal quarters ending March 31, 2004       $100,000,000
===================================================================================

          (b) Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio for MII and its Subsidiaries of not less than the amount set forth below as of the respective measurement dates set forth below for the respective measurement periods set forth below:

=============================================================================================
                                                                                FIXED CHARGE
MEASUREMENT DATES                   MEASUREMENT PERIODS                        COVERAGE RATIO
=============================================================================================
March 31, 2003        For fiscal quarter ending March 31, 2003                  1.20 to 1.00
---------------------------------------------------------------------------------------------
June 30, 2003         Two fiscal quarters ending June 30, 2003                  1.25 to 1.00
---------------------------------------------------------------------------------------------
September 30, 2003    Three fiscal quarters ending September 30, 2003           1.25 to 1.00
---------------------------------------------------------------------------------------------
December 31, 2003     Four fiscal quarters ending December 31, 2003             1.25 to 1.00
---------------------------------------------------------------------------------------------
March 31, 2004        Four fiscal quarters ending March 31, 2004                1.25 to 1.00
=============================================================================================

          (c) Tangible Net Worth. Maintain at all times an excess of consolidated total tangible assets over consolidated total liabilities (such amounts to exclude the effects of non-cash charges (net of non-cash gains), (2) restructuring charges and liabilities in respect of the Settlement Agreement, (3) non-cash pension plan expenses and non-cash minimum pension liability recognition, (4) contingency reserves for SPAR contracts to the extent, if any, that such contingency reserves exceed $16,900,000 as of December 31,2002, and (5) restructuring charges with respect to operational changes in the Western Hemisphere marine business of JRMSA and its Subsidiaries), of not less than the respective amounts set forth below for MII and its Consolidated Subsidiaries, JRMSA and its consolidated Subsidiaries and BWXT and its consolidated Subsidiaries:

================================================================================
                             MII                  JRMSA                 BWXT
================================================================================
Amount                  $160,000,000          $ 50,000,000          $130,000,000
================================================================================

          (d) Frontrunner Variance. Maintain at all times a Frontrunner Variance of not greater than 20% in terms of actual and expected costs to complete exceeding the total contract cost at completion as shown in the December 2002 Contract Cost and Revenue Report referred to in Section 5.03(g)(ii), as adjusted for change orders executed by the customer.

                                   ARTICLE VI

                                EVENTS OF DEFAULT

     SECTION 6.01. Events of Default. If any of the following events ("EVENTS OF DEFAULT") shall occur and be continuing:

          (a) (i) the Borrowers shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) the Borrowers shall fail to pay any interest on any Advance, or any Borrower shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within three Business Days after the same becomes due and payable; or

          (b) any representation or warranty made by any Borrower (or any of its officers) in or pursuant to any Loan Document shall prove to have been incorrect in any material respect when made; or

          (c) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.14, 5.01(e), (f), (j), (n) or (s), 5.02, 5.03 or 5.04; or

          (d) any Borrower shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 20 days after the earlier of the date on which (i) a Responsible Officer has knowledge of such failure or (ii) written notice thereof shall have been given to such Borrower by any Agent or any Lender Party; or

          (e) any Borrower or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt (other than Subordinated Debt so long as such Debt cannot be accelerated or give rise to the exercise of other remedies by the holders thereof) of such Borrower or such Subsidiary (as the case may be) that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $5,000,000 either individually or in the aggregate (but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

          (f) any Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

          (g) any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $5,000,000 (over and above applicable insurance coverage, so long as such coverage is not being contested by the applicable insurer) shall be rendered against any Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (h) any non-monetary judgment or order shall be rendered against any Borrower or any of its Subsidiaries that would be reasonably expected to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (i) any provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason cease to be valid and binding on or enforceable against any Loan Party that is a party to such Loan Document, and such defect shall not be cured within 10 Business Days following such Loan Party's receipt of notice thereof, or any such Borrower shall so state in writing; or

          (j) any Collateral Document or financing statement after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority (other than prior Liens permitted under the Loan Documents) lien on and security interest in the Collateral purported to be covered thereby; or

          (k) a Change of Control shall occur; or

          (l) any ERISA Event (other than an ERISA Event that has occurred or is reasonably expected to occur that is described in Schedule 4.01(n) hereto) shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Borrowers and the ERISA Affiliates related to such ERISA Event) exceeds $20,000,000 and any Loan Party or ERISA Affiliate has incurred or is reasonably expected to incur liability in such amount in connection with such Plan or Plans; or

          (m) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such

     Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $30,000,000 or requires payments exceeding $5,000,000 per annum and (ii) such Loan Party or such ERISA Affiliate does not have reasonable grounds for contesting such Withdrawal Liability or is not in fact contesting such Withdrawal Liability; or

          (n) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $5,000,000; or

          (o) an "Event of Default" (as defined in any Mortgage or any Ship Mortgage) shall have occurred and be continuing; or

          (p) there shall occur any material adverse change in the terms of the Asbestos Settlement Note; or

          (q) Except as contemplated in the Settlement Agreement, there shall occur any final, nonappealable ruling in the Asset Transfer Case that requires capital stock of any Subsidiary of MII to be transferred to B&W.

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of each Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, (A) by notice to the Borrowers, declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower and (B) by notice to each Issuing Bank, direct such Issuing Bank to deliver a Default Termination Notice to the beneficiary of each Letter of Credit issued by it, and each Issuing Bank shall deliver such Default Termination Notices; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Federal Bankruptcy Code, (x) the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of each Issuing Bank to issue Letters of Credit shall automatically be terminated and (y) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers.

     SECTION 6.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon each Borrower to, and forthwith upon such demand the Borrower will pay to the Collateral Agent on behalf of the Lender Parties in same day funds at the Collateral Agent's office designated in such demand, for deposit in the applicable L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding; provided that BWXT shall only be required to cash collateralize Letters of Credit issued for its own account. If at any time the Administrative Agent or the Collateral Agent determines that any funds held in either or both of the L/C Cash Collateral Accounts are subject to any right or claim of any Person other than the Agents and the Lender Parties or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, each Borrower will forthwith upon demand by the Administrative Agent or the Collateral Agent pay to the Collateral Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the applicable L/C Cash Collateral Account that the Administrative Agent or the Collateral Agent, as the case may be, determines to be free and clear of any such right and claim; provided that BWXT shall only be required to cash collateralize Letters of Credit issued for its own account. Upon the drawing of any Letter of Credit for which funds are on deposit in either or both of the L/C Cash Collateral Accounts, such funds shall be applied to reimburse the relevant Issuing Bank or Lenders, as applicable, to the extent permitted by applicable law.

                                  ARTICLE VII

                                   THE AGENTS

     SECTION 7.01. Authorization and Action. Each Lender Party (in its capacities as a Lender, an Issuing Bank (if applicable) and on behalf of itself and its Affiliates as potential Hedge Banks) hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lender Parties and all holders of Notes; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or applicable law. Each Agent agrees to give to each Lender Party prompt notice of each notice given to it by any Borrowers pursuant to the terms of this Agreement.

     SECTION 7.02. Agents' Reliance, Etc. Neither any Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent: (a) may treat the payee of any Note as the holder thereof until, in the case of the Administrative Agent, the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, or, in the case of any other Agent, such Agent has received notice from the Administrative Agent that it has received and accepted such Assignment and Acceptance, in each case as provided in Section 9.07; (b) may consult with legal counsel (including counsel for any Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of any Borrower or to inspect the property (including the books and records) of any Borrower; (e) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex) believed by it to be genuine and signed or sent by the proper party or parties.

     SECTION 7.03. CUSA and Affiliates. With respect to its Commitments, the Advances made by it and the Notes issued to it, CUSA shall have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though it were not an Agent; and the term "Lender Party" or "Lender Parties" shall, unless otherwise expressly indicated, include CUSA in its individual capacity. CUSA and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if CUSA were not an Agent and without any duty to account therefor to the Lender Parties.

     SECTION 7.04. Lender Party Credit Decision. Each Lender Party acknowledges that it has, independently and without reliance upon any Agent or any other Lender Party and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges that it will, independently and without reliance upon any Agent or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

     SECTION 7.05. Indemnification. (a) Each Lender Party severally agrees to indemnify each Agent (to the extent not promptly reimbursed by the Borrowers) from and against such Lender Party's ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents (collectively, the "INDEMNIFIED COSTS"); provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent's gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Loan Parties under Section 9.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Loan Parties. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Lender Party or any other Person.

     (b) Each Lender Party severally agrees to indemnify each Issuing Bank (to the extent not promptly reimbursed by the Loan Parties) from and against such Lender Party's ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Issuing Bank under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank's gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse such Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Loan Parties under Section 9.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Loan Parties.

     (c) For purposes of this Section 7.05, the Lender Parties' respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lender Parties, (ii) their respective Pro Rata Shares of the aggregate Available Amount of all Letters of Credit outstanding at such time, and (iii) their respective Unused Working Capital Commitments at such time. The failure of any Lender Party to reimburse any Agent or any Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to such Agent or such Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse such Agent or such Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse such Agent or such Issuing Bank, as the case may be, for such other Lender Party's ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

     SECTION 7.06. Successor Agents. Any Agent may resign at any time by giving written notice thereof to the Lender Parties and the Borrowers and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lender Parties, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages and the Ship Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. If within 45 days after written notice is given of the retiring Agent's resignation or removal under this Section 7.06 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Agent's resignation or removal shall become effective, (b) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above. After any retiring Agent's resignation or removal hereunder as Agent shall have become effective, the provisions of this
Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

                                  ARTICLE VIII

                                 PARENT GUARANTY

     SECTION 8.01. Guaranty. (a) The Parent Guarantor hereby unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise pursuant to the terms of this Agreement, of all Bilateral Obligations and all Obligations of each Loan Party now or hereafter existing under the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, fees, expenses or otherwise (such Obligations being the "GUARANTEED OBLIGATIONS"), and agrees to pay any and all expenses (including, without limitation, reasonable counsel fees and expenses) incurred by the Agents or the Lender Parties in enforcing any rights under this Guaranty or any other Loan Documents. Without limiting the generality of the foregoing, the Parent Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by each Loan Party to the Administrative Agent or any Lender Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Loan Party.

     (b) The Parent Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Agent or any Lender Party under this Guaranty or any other guaranty, the Parent Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other guarantor so as to maximize the aggregate amount paid to any Agent or any Lender Parties (up to the amount of the payment so required to be made) under or in respect of the Loan Documents.

     SECTION 8.02. Guaranty Absolute. The Parent Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent, the Agents or the Lenders with respect thereto. The Obligations of the Parent Guarantor under this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents, and a separate action or actions may be brought and prosecuted against the Parent Guarantor to enforce this Guaranty, irrespective of whether any action is brought against any Borrower or whether any Borrower is joined in any such action or actions. To the maximum extent permitted by applicable law, the liability of the Parent Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Parent Guarantor hereby irrevocably waives any defenses it may now or hereinafter have in any way relating to, any or all of the following:

     (a) any lack of validity or enforceability of any Loan Document;

     (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrowers, the Parent Guarantor or any of their Subsidiaries or otherwise;

     (c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

     (d) any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under the Loan Documents or any other assets of the Borrowers, the Parent Guarantor or any of their Subsidiaries;

     (e) any change, restructuring or termination of the corporate or other legal structure or existence of the Borrowers, the Parent Guarantor or any of their Subsidiaries;

     (f) any failure of any Agent or any Lender Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party now or hereafter known to any Agent or any Lender Party (the Parent Guarantor waiving any duty on the part of any Agent or any Lender Party to disclose such information); or

     (g) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Agent or any Lender Party that might otherwise constitute a defense available to, or a discharge of, any Borrower, the Parent Guarantor or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent or any Lender Party upon the insolvency, bankruptcy or reorganization of any Borrower, the Parent Guarantor or any of their Subsidiaries or otherwise, all as though such payment had not been made.

     SECTION 8.03. Waiver. (a) The Parent Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Agent or any Lender Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

     (b) The Parent Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

     (c) The Parent Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Agent or any Lender Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Parent Guarantor or other rights of the Parent Guarantor to proceed against any of the Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of the Parent Guarantor hereunder.

     (d) The Parent Guarantor acknowledges that the Agents may, except as otherwise required by the Uniform Commercial Code as in effect from time to time in the State of New York or other applicable law, without notice to or demand upon the Parent Guarantor and without affecting the liability of the Parent Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and the Parent Guarantor hereby waives any defense to the recovery by the Agents and the other Lender Parties against the Parent Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

     (e) The Parent Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Agent or any Lender Party to disclose to the Parent Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by any Agent or any Lender Party.

     (f) The Parent Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 8.02 and this Section
8.03 are knowingly made in contemplation of such benefits.

     SECTION 8.04. Payments Free and Clear of Taxes, Etc. (a) Any and all payments made by the Parent Guarantor under or in respect of this Guaranty or any other Loan Document shall be made, in accordance with Section 2.12, free and clear of and without deduction for any and all present or future Taxes and subject to the limitations set forth herein. If the Parent Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender Party or the Administrative Agent, (i) the sum payable by the Parent Guarantor shall be increased as may be necessary so that after the Parent Guarantor and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 8.04) such Lender Party or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Parent Guarantor shall make such deductions and
(iii) the Parent Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

     (b) In addition, the Parent Guarantor agrees to pay any present or future Other Taxes that arise from any payment made under or in respect of this Guaranty or any other Loan Document or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Guaranty and the other Loan Documents.

     (c) The Parent Guarantor will indemnify each Lender Party and the Agents for the full amount of Taxes or Other Taxes and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 8.04, imposed on or paid by such Lender Party or Agent and any liability (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by such Lender Party or any Agent (as the case may be) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender Party or such Agent (as the case may be) makes reasonable written demand therefore, specifying in reasonable detail the reasons therefor.

     (d) Within 30 days after the date of any payment of Taxes by or on behalf of the Parent Guarantor, the Parent Guarantor use commercially reasonable efforts to furnish to the Administrative Agent, at its address referred to in
Section 9.02, the original or certified copy of a receipt evidencing such payment. If an Agent or Lender Party shall become aware that it is entitled to claim a refund from a taxation authority in respect of Taxes or Other Taxes as to which it has been indemnified by the Parent Guarantor, or with respect to which the Parent Guarantor has paid Additional Amounts, pursuant to this Section 8.04, it shall promptly notify the Parent Guarantor of the availability of such refund claim and shall, within 30 days after receipt of a written request by the Parent Guarantor, make a claim to such taxation authority for such refund at the Parent Guarantor's expense. If an Agent or a Lender Party receives a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Taxes or Other Taxes as to which it has been indemnified by the Parent Guarantor, or with respect to which the Parent Guarantor has paid Additional Amounts, pursuant to this Section 8.04, it shall reasonably promptly following its receipt pay over such refund to the Parent Guarantor (but only to the extent of indemnity payments made, or Additional Amounts paid, by the Parent Guarantor under this Section 8.04 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or Lender Party and without interest (other than interest paid by the relevant taxation authority with respect to such refund); provided, however, that the Parent Guarantor, upon the request of such Agent or Lender Party, agrees to repay the amount paid over to the Parent Guarantor (plus penalties, interest or other charges, if any, imposed by the relevant taxation authority in respect of such repayment) to such Agent or Lender Party in the event such Agent or Lender Party is required to repay such refund to such taxation authority.

     (e) Without prejudice to the survival of any other agreement of the Parent Guarantor hereunder, the agreements and obligations of the Parent Guarantor contained in Section 8.01(a) (with respect to enforcement expenses), the last sentence of Section 8.02 and this Section 8.04 shall survive the payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty.

     SECTION 8.05. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the cash payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the Termination Date and (iii) the latest date of expiration or termination or cash collateralization (as provided herein) of all Letters of Credit, (b) be binding upon the Parent Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lender Parties, the Agents and their successors and permitted assigns. Without limiting the generality of the foregoing clause (c), any Lender Party may assign or otherwise transfer all or any portion of its rights and obligations hereunder (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case to the extent permitted by Section 9.07. The Parent Guarantor shall not have the right to assignment rights hereunder or any interest herein without the prior written consent of the Administrative Agent.

     SECTION 8.06. Subrogation. The Parent Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now or hereafter acquire against any Borrower, any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of the Parent Guarantor's Obligations under this Agreement or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any Lender Party against any Borrower, any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Borrower, any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Letters of Credit shall have expired or been terminated or cash collateralized as provided herein and the Commitments shall have expired or terminated. If any amount shall be paid to the Parent Guarantor in violation of the preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the Termination Date and (c) the latest date of expiration or termination or cash collateralization (as provided herein) of all Letters of Credit, such amount shall be received and held in trust for the benefit of the Agents and the Lender Parties, shall be segregated from other property and funds of the Parent Guarantor and shall forthwith be paid to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If
(i) the Parent Guarantor shall make payment to the Administrative Agent or any Lender Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall be paid in full in cash, (iii) the Termination Date shall have occurred and (iv) all Letters of Credit shall have been expired or been terminated or cash collateralized as provided herein, the Administrative Agent and the Lender Parties will, at the Parent Guarantor's request and expense, execute and deliver to the Parent Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Parent Guarantor of an interest in the Guaranteed Obligations resulting from such payment by the Parent Guarantor.

     SECTION 8.07. Subordination. The Parent Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to the Parent Guarantor by each Loan Party (the "Subordinated Obligations") to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 8.07:

     (a) Prohibited Payments, Etc. Except during the continuance of an Event of Default, the Parent Guarantor may receive regularly scheduled payments from any other Loan Party on account of Debt owed to it by such Loan Party and permitted under Section 5.02(b). After the occurrence and during the continuance of any Event of Default, however, unless the Administrative Agent otherwise agrees, the Parent Guarantor shall not demand, accept or take any action to collect any payment on account of Debt owed to it by any other Loan Party.

     (b) Prior Payment of Guaranteed Obligations. The Parent Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations before the Parent Guarantor receives payment of any Debt owed to it by any Loan Party.

     (c) Turn-Over. After the occurrence and during the continuance of any Event of Default, the Parent Guarantor shall, if the Administrative Agent so requests, use commercially reasonable efforts to collect, enforce and receive payments on account of Debt owed to it by any Loan Party as trustee for the Lender Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations, together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of the Parent Guarantor under the other provisions of this Guaranty.

     (d) Administrative Agent Authorization. After the occurrence and during the continuance of any Event of Default, the Administrative Agent is authorized and empowered, in its discretion, (i) in the name of the Parent Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all post petition interest), and (ii) to require the Parent Guarantor (A) use commercially reasonable efforts to collect and enforce, and to submit claims in respect of, Debt owed to it by any Loan Party and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations.

                                   ARTICLE IX

                                  MISCELLANEOUS

     SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (or, in the case of the Collateral Documents, consented to) by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders (other than any Lender Party that is, at such time, a Defaulting Lender), do any of the following at any time: (i) waive any of the conditions specified in Section 3.01 or, in the case of the Initial Extension of Credit, Section 3.02, (ii) change the number of Lenders or the percentage of (x) the Commitments, (y) the aggregate unpaid principal amount of the Advances or (z) the aggregate Available Amount of outstanding Letters of Credit that, in each case, shall be required for the Lenders or any of them to take any action hereunder, (iii) amend Section 2.13 or this Section 9.01, (iv) increase the Commitments of the Lenders, (v) reduce the principal of, or interest on, the Notes or any fees payable hereunder, (vi) postpone any date scheduled for any payment of principal of, or interest on, the Notes pursuant to Section 2.04 or 2.07 or any date fixed for payment of fees or other amounts payable hereunder, (vii) release any material portion of the Collateral (except as permitted under Section 5.02(e)) or permit the creation, incurrence, assumption or existence of any Lien on any material portion of the Collateral (except as permitted under Section 5.02(a)) in any transaction or series of related transactions to secure any Obligations other than Obligations owing to the Secured Parties under the Loan Documents or (viii) limit the liability of any Loan Parties under any of the Loan Documents; provided further, that, so long as Mizuho is a Lender under this Agreement, no amendment, waiver or consent shall, unless in writing and signed by Mizuho, in addition to the Lenders required above to take such action, amend any of the definitions of "Mizuho Cash Collateral Account", "Mizuho Obligations" and "Mizuho Termination Date", in each case as set forth in Section 1.01, or amend, waive or consent to any departure from any of Sections 2.05(c), 2.06(c), 5.01(s) and 6.01(c) (solely to the extent it relates to Section 5.01(s)); provided further that no amendment, waiver or consent shall, unless in writing and signed by each Issuing Bank, as the case may be, in addition to the Lenders required above to take such action, affect the rights or obligations of the Issuing Banks, as the case may be, under this Agreement; and provided further that no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement or the other Loan Documents.

     SECTION 9.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or telex communication) and mailed, telegraphed, telecopied, telexed or delivered, if to any Loan Party, at the address specified for such Loan Party on the signature pages hereto; if to any Initial Lender Party, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender Party, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender Party; if to either the Collateral Agent or the Administrative Agent, at its address at 2 Penns Way, Suite 200, New Castle, Delaware 19720 (telecopier number: (302) 894-6120), Attention: McDermott Account Officer, with a copy to Citicorp North America, Inc., 1200 Smith Street, Suite 2000, Houston, Texas 77002 (telecopier number: (713) 654-2849), Attention:
McDermott Account Officer; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties. Solely with respect to weekly and monthly deliveries pursuant to Section 5.03(e), (f),
(g) and (h), the Borrowers shall be permitted to deliver such deliveries by e-mail at such e-mail address as each of the Administrative Agent and each Lender Party shall have provided, or shall provide, to the Borrowers from time to time. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telegraph, telecopy, telex or e-mail or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this
Section 9.02 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.02. Delivery by telecopier or e-mail (to the extent permitted hereunder) of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

     SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender Party or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     SECTION 9.04. Costs and Expenses. (a) The Borrowers agree to pay on demand
(i) all costs and out-of-pocket expenses of each Agent in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all out-of-pocket due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for each Agent with respect thereto, with respect to advising such Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors' rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of each Agent and each Lender Party in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent and each Lender Party with respect thereto).

     (b) The Loan Parties agree to indemnify, defend and save and hold harmless each Agent, each Lender Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an "INDEMNIFIED PARTY") from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith)
(i) the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated thereby or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party, whether or not any Indemnified Party is otherwise a party thereto and whether or not the Transaction is consummated. Each Loan Party also agrees not to assert any claim against any Agent, any Lender Party or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated by the Loan Documents.

     (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by any Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06, 2.09(b)(i) or 2.10(d), acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender Party other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by a Borrower pursuant to Section 9.07(a), or if any Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to
Section 2.04, 2.06 or 6.01 or otherwise, such Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.

     (d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender Party, in its sole discretion.

     (e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of such Loan Party contained in Sections 2.10 and 2.12 and this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

     SECTION 9.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Agent and each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender Party or such Affiliate to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender Party shall have made any demand under this Agreement or such Note or Notes and although such Obligations may be unmatured. Each Agent and each Lender Party agrees promptly to notify the applicable Loan Party after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Lender Party and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender Party and their respective Affiliates may have.

     SECTION 9.06. Binding Effect. This Agreement shall become effective when it shall have been executed by MII, each Borrower each Agent and the Administrative Agent shall have been notified by each Initial Lender Party that such Initial Lender Party has executed it and thereafter shall be binding upon and inure to the benefit of the Loan Parties, each Agent and each Lender Party and their respective successors and assigns, except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender Parties.

     SECTION 9.07. Assignments and Participations. (a) Each Lender may and, so long as no Default shall have occurred and be continuing, if demanded by any Borrower (following a demand by such Lender pursuant to Section 2.10 or 2.12) upon at least five Business Days' notice to such Lender and the Administrative Agent, will assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of Facilities, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an Affiliate of any Lender or an assignment of all of a Lender's rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 (or such lesser amount as shall be approved by the Administrative Agent and, so long as no Default shall have occurred and be continuing at the time of effectiveness of such assignment, each Borrower),
(iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower pursuant to this Section 9.07(a) shall be arranged by the applicable Borrower after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the applicable Borrower pursuant to this Section 9.07(a) unless and until such Lender shall have received one or more payments from either such Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, (vi) no such assignments shall be permitted without the consent of the Administrative Agent until the Administrative Agent shall have notified the Lender Parties that syndication of the Commitments hereunder has been completed and (vii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500.

     (b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender or Issuing Bank, as the case may be, hereunder and (ii) the Lender or Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.10, 2.12 and 8.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender's or Issuing Bank's rights and obligations under this Agreement, such Lender or Issuing Bank shall cease to be a party hereto).

     (c) By executing and delivering an Assignment and Acceptance, each Lender Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender or Issuing Bank, as the case may be.

     (d) The Administrative Agent shall maintain at its address referred to in
Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment under each Facility of, and principal amount of the Advances owing under each Facility to, each Lender Party from time to time (the "REGISTER"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agents and the Lender Parties shall treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Agent or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

     (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender Party and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to each Borrower and each other Agent. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, each Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under each Facility pursuant to such Assignment and Acceptance and, if any assigning Lender has retained a Commitment hereunder under such Facility, a new Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto, as the case may be.

     (f) Each Issuing Bank may assign to an Eligible Assignee all of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that (i) except in the case of an assignment to a Person that immediately prior to such assignment was an Issuing Bank or an assignment of all of an Issuing Bank's rights and obligations under this Agreement, the amount of the Letter of Credit Commitment of the assigning Issuing Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 and shall be in an integral multiple of $1 in excess thereof, (b) each such assignment shall be to an Eligible Assignee and
(c) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500.

     (g) Each Lender Party may sell participations to one or more Persons (other than any Borrower or any of its Affiliates, and subject to the consent of the Borrowers in the case of any participant that is a competitor of any Borrower) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender Party's obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrowers, the Agents and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party's rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral.

     (h) Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant any information relating to any Borrower furnished to such Lender Party by or on behalf of such Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree in writing to preserve the confidentiality of any Confidential Information received by it from such Lender Party.

     (i) In the event that S&P, Moody's or Thompson's BankWatch (or Insurance Watch Ratings Service, in the case of Issuing Banks that are insurance companies (or Best's Insurance Reports, in the case of insurance companies not rated by Insurance Watch Ratings Service)) shall downgrade the long-term certificate deposit ratings of any Issuing Bank, and the resulting ratings shall be below BBB-, Baa3 and C (or the corporate credit ratings of such Issuing Bank shall be below BB, in the case of an Issuing Bank that is an insurance company (or B, in the case of an insurance company not rated by Insurance Watch Ratings Service)), then the

Borrowers shall have the right, but not the obligation, at their own expense, upon notice to such Issuing Bank and the Administrative Agent, to replace such Issuing Bank with an assignee (in accordance with and subject to the restrictions contained in paragraph (b) above), and such Issuing Bank hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph (a) above) all its interests, rights and obligations in respect of its Commitment to such assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any governmental authority and (ii) such assignee shall pay to such Issuing Bank in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Advances and Letter of Credit Advances made by such Lender hereunder and the Borrowers, the Administrative Agent or such assignee, as applicable, shall pay to such Issuing Bank all other amounts accrued for such Issuing Bank's account or owed to it hereunder.

     (j) Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

     SECTION 9.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

     SECTION 9.09. No Liability of the Issuing Banks. Each Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for:
(a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the applicable Borrower shall have a claim against Issuing Bank, and Issuing Bank shall be liable to the applicable Borrower, to the extent of any direct, but not consequential, damages suffered by such Borrower that the Borrower proves were caused by (i) Issuing Bank's willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank's willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

     SECTION 9.10. Confidentiality. (a) The Loan Parties, the Lender Parties and the Administrative Agent hereby agree that each of the Loan Parties, the Lender Parities and the Administrative Agent (and each of their respective, and their respective Affiliates', employees, officers, directors, agents and advisors) is, and has been from the commencement of discussions with respect to the Facilities established by this Agreement, permitted to disclose to any and all Persons, without limitation of any kind, the structure and tax aspects (as such terms are used in Internal Revenue Code Sections 6011, 6111 and 6112 and the regulations promulgated thereunder) of the Facilities, and all materials of any kind (including opinions or other tax analyses) that are or have been provided to the Loan Parties, such Lender Party or the Administrative Agent related to such structure and tax aspects. In this regard, each of the Loan Parties, the Lender Parties and the Administrative Agent acknowledges and agrees that its disclosure of the structure or tax aspects of the Facilities is not limited in any way by an express or implied understanding or agreement, oral or written (whether or not such understanding or agreement is legally binding). Furthermore, each of the Loan Parties, the Lender Parties and the Administrative Agent acknowledges and agrees that it does not know or have reason to know that its use or disclosure of information relating to the structure or tax aspects of the Facilities is limited in any other manner (such as where the Facilities are claimed to be proprietary or exclusive) for the benefit of any other Person. To the extent that disclosure of the structure or tax aspects of the Facilities by the Loan Parties, the Administrative Agent or the Lender Parties is limited by any existing agreement between the Loan Parties and the Administrative Agent or the Lender Parties, such limitation is agreed to be void ab initio and such agreement is hereby amended to permit disclosure of the structure and tax aspects of the Facilities as provided in this subsection (a). Notwithstanding anything in this subsection (a) to the contrary, each of the Loan Parties, the Lender Parties and the Administrative Agent may (i) retain its privilege to maintain the confidentiality of a communication relating to the Facilities, including a confidential communication with its legal counsel and (ii) subject disclosure of the structure or tax aspects of the Facilities to restrictions reasonably necessary to comply with Federal or state securities laws.

     (b) Subject to subsection (a) of this Section 9.10, neither any Agent nor any Lender Party may disclose to any Person any confidential, proprietary or non-public information of the Loan Parties furnished to the Agents or the Lender Parties by any Loan Party (such information being referred to collectively herein as the "LOAN PARTY INFORMATION"), except that each of the Agents and each of the Lender Parties may disclose Loan Party Information (i) to its and its Affiliates' employees, officers, directors, agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Loan Party Information and instructed to keep such Loan Party Information confidential on substantially the same terms as provided herein), (ii) to the extent requested by any bank regulatory authority,
(iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement,
(v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder,
(vi) subject to the execution and delivery of a binding agreement containing provisions substantially the same as those of this Section 9.10, to any assignee of, or any prospective assignee of, any of its rights or obligations under this Agreement, (vii) to the extent such Loan Party Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 9.10 by any Agent or any Lender Party, or (B) is or becomes available to the Administrative Agent or such

Lender Party on a nonconfidential basis from a source other than the Loan Parties and (viii) with the consent of the Loan Parties.

     SECTION 9.11. Release of Collateral. Upon the sale, lease, transfer or other disposition of any item of Collateral of any Collateral Grantor in accordance with the terms of the Loan Documents, the Collateral Agent will, at such Collateral Grantor's expense, execute and deliver to such Borrower such documents as such Collateral Grantor may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents.

     SECTION 9.12. Nature of Obligations. (a) The Borrowers agree that all Obligations of each Borrower (other than BWXT) under or in respect of this Agreement or any other Loan Document shall be joint and several obligations of all the Borrowers; it being understood that BWXT shall not be liable for any such Obligations of any other Loan Party.

     (b) Each Borrower (other than BWXT) waives presentment to, demand of payment from and protest to the other Borrowers of any of the Obligations, and also waives notice of acceptance of its Obligations and notice of protest for nonpayment. The Obligations of a Borrower (other than BWXT) hereunder shall not be affected by (i) the failure of any Lender or the Administrative Agent to assert any claim or demand or to enforce any right or remedy against the other Borrowers under the provisions of this Agreement or any of the other Loan Documents or otherwise; (ii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, any of the other Loan Documents or any other agreement; or (iii) the failure of any Lender to exercise any right or remedy against any other Borrower.

     (c) Each Borrower (other than BWXT) further agrees that its agreement hereunder constitutes a promise of payment when due and not of collection, and waives any right to require that any resort be had by any Lender to any balance of any deposit account or credit on the books of any Lender in favor of any other Borrower or any other Person.

     (d) The Obligations of each Borrower hereunder (other than BWXT) shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations of the other Borrowers or otherwise. Without limiting the generality of the foregoing, the Obligations of each Borrower hereunder (other than BWXT) shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy under this Agreement or under any other Loan Document or any other agreement, by any waiver or modification in respect of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations of the other Borrowers, or by any other act or omission which may or might in any manner or to any extent vary the risk of such Borrower or otherwise operate as a discharge of such Borrower as a matter of law or equity.

     (e) Each Borrower (other than BWXT) further agrees that its Obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Obligation of the other Borrowers is rescinded or must otherwise be restored by the Administrative Agent or any Lender upon the occurrence of a Bankruptcy Event in respect of such Borrower, any of the other Borrowers or otherwise.

     (f) In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender may have at law or in equity against any Borrower by virtue hereof, upon the failure of a Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each other Borrower (other than BWXT) hereby promises to and will, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, in cash the amount of such unpaid Obligations, and thereupon each Lender shall, in a reasonable manner, assign the amount of the Obligations of the other Borrowers owed to it and paid by such Borrower pursuant to this guarantee to such Borrower, such assignment to be pro tanto to the extent to which the Obligations in question were discharged by such Borrower, or make such disposition thereof as such Borrower shall direct (all without recourse to any Lender and without any representation or warranty by any Lender).

     (g) Upon payment by a Borrower of any amount as provided above, all rights of such Borrower against another Borrower, as the case may be, arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations to the Lenders

     SECTION 9.13. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final and non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

     (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     SECTION 9.14. Governing Law. (a) This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

     SECTION 9.15. Waiver of Jury Trial. Each of the Borrower, the Agents and the Lender Parties irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances, the Letters of Credit or the actions of any Agent or any Lender Party in the negotiation, administration, performance or enforcement thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                  THE BORROWERS

                                    J. RAY McDERMOTT, S.A. as Borrower


                                    By  \s\ James R. Easter
                                        ---------------------------------------
                                        Title:   James R. Easter
                                                 Vice President Finance &
                                                 Treasurer

                                        Address: J. Ray McDermott, S.A.
                                                 757 N. Eldridge Parkway
                                                 Houston, TX  77079
                                                 Attention: Chief Financial
                                                 Officer
                                                 Telecopier No: 281-870-5015


                                    J. RAY McDERMOTT HOLDINGS, INC. as Borrower


                                    By  \s\ James R. Easter
                                        ---------------------------------------
                                        Title:   James R. Easter
                                                 Vice President Finance &
                                                 Treasurer

                                        Address: c/o J. Ray McDermott, S.A.
                                                 757 N. Eldridge Parkway
                                                 Houston, TX  77079
                                                 Attention: Chief Financial
                                                 Officer
                                                 Telecopier No: 281-870-5015

                                    J. RAY McDERMOTT, INC. as Borrower


                                    By  \s\ James R. Easter
                                        ---------------------------------------
                                        Title:   James R. Easter
                                                 Vice President Finance &
                                                 Treasurer

                                        Address: c/o J. Ray McDermott, S.A.
                                                 757 N. Eldridge Parkway
                                                 Houston, TX  77079
                                                 Attention: Chief Financial
                                                 Officer
                                                 Telecopier No: 281-870-5015


                                    BWX TECHNOLOGIES, INC. as Borrower


                                    By  \s\ James R. Easter
                                        ---------------------------------------
                                        Title:   James R. Easter
                                                 Vice President Finance &
                                                 Treasurer

                                        Address: c/o J. Ray McDermott, S.A.
                                                 757 N. Eldridge Parkway
                                                 Houston, TX  77079
                                                 Attention: Chief Financial
                                                 Officer
                                                 Telecopier No: 281-870-5015

                                    McDERMOTT INTERNATIONAL, INC.,
                                        as Parent Guarantor


                                    By  \s\ James R. Easter
                                        ---------------------------------------
                                        Title:   James R. Easter
                                                 Vice President Finance &
                                                 Treasurer

                                        Address: c/o J. Ray McDermott, S.A.
                                                 757 N. Eldridge Parkway
                                                 Houston, TX  77079
                                                 Attention: Chief Financial
                                                 Officer
                                                 Telecopier No: 281-870-5015

                                    CITICORP USA, INC.,
                                        as Administrative Agent and Collateral
                                        Agent and in its individual capacity


                                    By  \s\ Todd J. Mogil
                                        ---------------------------------------
                                        Title:   Todd J. Mogil
                                                 Vice President

                                    THE BANK OF NOVA SCOTIA,
                                        as Documentation Agent and in its
                                        individual capacity


                                    By  \s\ V. Gibson
                                        ---------------------------------------
                                        Title:   V. Gibson
                                                 Assistant Agent

                                    CREDIT LYONNAIS NEW YORK BRANCH,
                                        as Syndication Agent and in its
                                        individual capacity


                                    By  /s/ Philippe Soustar
                                        ---------------------------------------
                                               Philippe Soustar
                                        Title: Executive Vice President

                                 LENDER PARTIES

                                    CITIBANK, N.A., as Initial Issuing Bank


                                    By  \s\ Todd J. Mogil
                                        ---------------------------------------
                                        Title:   Todd J. Mogil
                                                 Attorney-In-Fact

                                    BANK ONE NA


                                    By  \s\ Carl F. Shafer
                                        ---------------------------------------
                                        Title:   Carl F. Shafer
                                                 First Vice President

                                    HIBERNIA NATIONAL BANK


                                    By  /s/ Frank Crifasi
                                        ---------------------------------------
                                        Title:   Sr. Vice President

                                    MELLON BANK, N.A.


                                    By  /s/ Gary A. Saul
                                        ---------------------------------------
                                        Title:   First Vice President

                                    MIZUHO CORPORATE BANK, LTD.


                                    By  /s/ Hirofumi Sugano
                                        ---------------------------------------
                                               Hirofumi Sugano
                                        Title: Senior Vice President